Exhibit 2.3

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among:

INTELIUS HOLDINGS, INC.,

a Delaware corporation;

UNITED ONLINE, INC.,

a Delaware corporation; and

CLASSMATES MEDIA CORPORATION,

a Delaware corporation

Dated as of August 11, 2015

i

	5.1	Public Announcements	23
	5.2	Continuing Access	23
	5.3	Employee-Related Matters	23
	5.4	Non-Solicitation	25
	5.5	Non-Hire	25
	5.6	Non-Competition	26
	5.7	Enforcement	26
	5.8	Confidentiality	27
	5.9	Release	27
	5.10	Change of Name	27
	5.11	Tax Matters	28

6.	INDEMNIFICATION, ETC.		29

	6.1	Survival of Representations, Etc.	29
	6.2	Indemnification by Seller	30
	6.3	Other Matters Relating to Indemnification	31
	6.4	Claims	32
	6.5	Third Party Claims	33
	6.6	Exclusive Remedy	34
	6.7	Time to Bring Claims	35

7.	MISCELLANEOUS PROVISIONS		35

	7.1	Further Assurances	35
	7.2	Fees and Expenses	35
	7.3	Notices	35
	7.4	Headings	36
	7.5	Counterparts and Exchanges by Fax or Email	36
	7.6	Governing Law; Venue; Jurisdiction	36
	7.7	Successors and Assigns	37
	7.8	WAIVER OF JURY TRIAL	37
	7.9	Specific Performance	37
	7.10	Waiver	37
	7.11	Amendments	38
	7.12	Severability	38
	7.13	Parties in Interest	38
	7.14	Entire Agreement	38
	7.15	Seller Parent Guarantee	38
	7.16	Construction	38

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Post-Closing Certificate

Exhibit D	Illustrative Example of the Closing Date Net Working Capital Amount

Schedule 1.2(c)(ii)(1)	Continuing Officers & Directors

Schedule 5.5(a)	Acquired Companies’ Key Employees

Schedule 5.5(b)	Seller Parent’s Key Employees

Schedule 6.2(c)	Certain Indemnifiable Matters

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (including all Schedules and Exhibits hereto and, as it may be from time to time amended, the “Agreement”) is made and entered into as of August 11, 2015, by and among: INTELIUS HOLDINGS, INC., a Delaware corporation (“Purchaser”); UNITED ONLINE, INC., a Delaware corporation (“Seller Parent”); and CLASSMATES MEDIA CORPORATION, a Delaware corporation and wholly-owned subsidiary of Seller Parent (“Seller”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Seller owns all of the issued and outstanding shares of capital stock of Classmates, Inc., a Washington corporation (the “Company”), which as of the date of this Agreement consists of 1,000 shares of common stock, par value $0.001 per share (such shares, the “Shares”).

B.            Prior to the date hereof, the Company distributed or transferred to Seller or an Affiliate of Seller (other than an Acquired Company) all shares of capital stock of Classmates International, Inc., a Delaware corporation (together with its subsidiaries, the “Excluded Subsidiaries”) (such distribution, the “Pre-Closing Restructuring”).

C.            Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the Shares (such purchase and sale, the “Stock Purchase”).

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      DESCRIPTION OF TRANSACTION

1.1                               Purchase and Sale of Shares.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Shares, in consideration for payment of the Purchase Price.

1.2                               Purchase Price; Closing.

(a)                                 Aggregate Purchase Price.  The purchase price payable by Purchaser to Seller for all of the Shares shall be an amount (the “Purchase Price”) equal to: (i) $30,000,000 (the “Transaction Value”); plus (ii) the Aggregate Adjustment Amount as finally determined pursuant to Section 1.3.  For purposes of this Agreement the “Aggregate Adjustment Amount” shall mean the aggregate net amount (which may be a positive or negative number) of the following, without double counting any amounts: (A) Indebtedness (which, if any, shall be a negative number and shall reduce the Purchase Price) as of immediately prior to the Closing (the “Closing Date Indebtedness”) as finally determined pursuant to Section 1.3; plus (B) an amount (which may be a positive or negative number) equal to: (x) the Closing Date Net Working Capital Amount as finally determined pursuant to Section 1.3; minus (y) the Target Net Working Capital Amount (such amount determined in accordance with this clause “(B)” being referred to as the “Net Working Capital Adjustment”); plus (C) the Closing Company Transaction Expenses (which, if any, shall be a negative number and shall reduce the Purchase Price).

(b)                                 Estimated Purchase Price.  Prior to the anticipated Closing, Seller shall deliver to Purchaser a certificate, signed by the Chief Executive Officer or Chief Financial Officer of Seller and in a form reasonably satisfactory to Purchaser (the “Pre-Closing Certificate”) setting forth: (A) Seller’s good faith estimate (with an attached spreadsheet containing reasonable supporting detail of Seller’s calculations) of: (i) the Closing Date Indebtedness; (ii) the Net Working Capital Adjustment; (iii) the Closing Company Transaction Expenses; (iv) the Aggregate Adjustment Amount (the “Estimated Aggregate Adjustment Amount”); and (v) the Estimated Purchase Price; (B) with respect to each Person entitled to receive any payment in respect of any portion of the Closing Date Funded Indebtedness or the Closing Company Transaction Expenses, the amount of such payment and the applicable bank wire instructions for such Person; and (C) the bank wire instruction for Seller.  For purposes of this Agreement, the “Estimated Purchase Price” shall mean the amount equal to: (I) the Transaction Value; plus (II) the Estimated Aggregate Adjustment Amount (which may be a positive or negative number).

(c)                                  Deliveries at Closing.

(i)                                    At the Closing, Purchaser shall deliver to Seller:

(1)                                 the Estimated Purchase Price by wire transfer of immediately available funds to the bank account of Seller set forth in the Pre-Closing Certificate;

(2)                                 to each Person identified in the Pre-Closing Certificate as a recipient of an amount in respect of the Closing Date Funded Indebtedness, such amount by wire transfer of immediately available funds to the bank account of such Person set forth in the Pre-Closing Certificate;

(3)                                 to each Person identified in the Pre-Closing Certificate as a recipient of an amount in respect of the Closing Company Transaction Expenses, such amount by wire transfer of immediately available funds to the bank account of such Person set forth in the Pre-Closing Certificate; and

(4)                                 a Transition Services Agreement, in substantially the form of Exhibit B (the “Transition Services Agreement”), duly executed by the Company.

(ii)                                At the Closing, Seller shall deliver to Purchaser:

(1)                                 written resignations of all officers and directors (or those individuals holding similar positions) of the Acquired Companies other than those listed on Schedule 1.2(c)(ii)(1), effective as of the Closing;

(2)                                 the Transition Services Agreement, duly executed by Seller;

(3)                                 original stock certificates representing the Shares, duly endorsed in blank for transfer to, or accompanied by duly executed stock transfer powers executed in favor of, Purchaser;

(4)                                 good standing (to the extent applicable in the particular jurisdiction) certificates for each of the Acquired Companies from the jurisdiction of each such Person’s organization;

(5)                                 payoff and release letters from the holders of the Closing Date Indebtedness of the type contemplated by clauses “(a)” and “(c)” of the definition of “Indebtedness” (the “Closing Date Funded Indebtedness”) that (i) reflect the amounts required in order to pay in full such Indebtedness; and (ii) provide that, upon payment in full of the amounts indicated, all Encumbrances on assets of the Acquired Companies with respect to the Closing Date Funded Indebtedness shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Acquired Companies by the holders of such Encumbrances, in each case in form and substance reasonably satisfactory to Purchaser;

(6)                                 a certificate in form and substance reasonably satisfactory to Purchaser executed by Seller under penalties of perjury, certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code; and

(7)                                 evidence reasonably satisfactory to Purchaser of the full and final discharge of any payables owed by any Acquired Company to Seller, Seller Parent or any of their Subsidiaries (other than any other Acquired Company).

(d)                                 Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution and delivery of this document on the date hereof (the “Closing Date”).  The Closing shall take place through electronic transfer of documents and signature pages, or at such location as the parties hereto may agree.  The parties agree that the Closing shall be deemed to have occurred as of 12:01 a.m. Pacific time on the Closing Date other than, for the avoidance of doubt, for purposes of calculating the Closing Date Indebtedness Amount and the Closing Company Transaction Expenses.

1.3                               Purchase Price Adjustment.

(a)                                 Within 75 calendar days following the Closing, Purchaser will deliver to Seller a consolidated balance sheet of the Acquired Companies as of 12:01 a.m. Pacific Time on the Closing Date (the “Closing Date Balance Sheet”) and a certificate substantially in the form attached hereto as Exhibit C (the “Post-Closing Certificate”) setting forth Purchaser’s good faith calculation of (with an attached spreadsheet containing reasonable detail of the Purchaser’s good faith calculation of): (i) the Closing Date Indebtedness; (ii) the Net Working Capital Adjustment; (iii) the Closing Company Transaction Expenses; and (iv) the Aggregate Adjustment Amount.  The Closing Date Balance Sheet and Purchaser’s calculation of Closing Date Net Working Capital Amount shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, consistent with the accounting principles and methodologies used in the preparation of the Most Recent Balance Sheet.  Between the Closing Date and the date on which the Post-Closing Certificate is delivered to Seller, Purchaser shall (and shall cause the Acquired Companies to) use commercially reasonable efforts consistent with past practice to collect all accounts receivables and invoices outstanding as of the Closing Date.

(b)                                 Seller shall have 45 calendar days following receipt of the Post-Closing Certificate to deliver to Purchaser a written notice (a “Notice of Dispute”) that Seller disputes the calculation of any of the amounts or any portion of the amounts set forth therein, which Notice of Dispute shall set forth in reasonable detail the basis for each element of such dispute and Seller’s calculation of the amount in dispute.  During such 45-day period Seller and its accountants shall have reasonable access to the Acquired Companies’ management personnel, accountants, representatives, documents (including working papers) and records, in each case to the extent relevant to the Acquired Companies’ calculation of the Closing Date Indebtedness, the Net Working Capital Adjustment, the Closing Company Transaction Expenses and the Aggregate Adjustment Amount (and the components thereof); provided, however, that in no event shall such access unreasonably interfere with the operation of the business of the Acquired Companies or shall Purchaser be obligated to disclose any information that is subject to a confidentiality obligation existing at Closing or that is subject to attorney-client privilege (it being understood that with respect to any information that is subject to a confidentiality agreement or the attorney-client privilege, Purchaser shall, and shall cause the Acquired Companies to, reasonably cooperate with Seller to enable Seller and its Representatives to enter into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, so that Seller and its Representatives may have access to such information).  Purchaser shall use its (and shall cause the Acquired Companies to use their) commercially reasonable efforts to cause any such management personnel, accountants and representatives to cooperate with and respond to such reasonable inquiries as Seller may make of them.  If Seller does not deliver a Notice of Dispute on or before the expiration of such 45-day period (or if Seller notifies Purchaser in writing that there is no such dispute), the calculations of the Closing Date Indebtedness, the Net Working Capital Adjustment, the Closing Company Transaction Expenses and the Aggregate Adjustment Amount set forth in the Post-Closing Certificate shall be deemed to be final, binding and conclusive (except to the extent related to, or derived from, any disputed item).  In the event Seller delivers a Notice of Dispute with respect to only certain of the amounts or certain portions of the amounts set forth in the Post-Closing Certificate but not others, then any undisputed amount or portion thereof shall be deemed to be final, binding and conclusive (except to the extent related to, or derived from, any disputed item).  In the event Seller delivers a Notice of Dispute to Purchaser, Purchaser and Seller shall cooperate in good faith to resolve any such dispute as promptly as possible.

(c)                                  In the event that Purchaser and Seller are unable to resolve all such disputes on or before the 30th calendar day following the delivery of the Notice of Dispute, then Purchaser and Seller shall jointly retain a mutually acceptable third party accounting firm (such third party accounting firm being referred to as the “Firm”).  The Firm may only resolve disagreements as to matters covered by the Notice of Dispute and matters related to, or derived from, one of the matters in the Notice of Dispute.  All matters not covered by the Notice of Dispute shall be deemed to be final, binding and conclusive (except for matters related to, or derived from, any disputed item).  The determination by the Firm shall be final, binding and conclusive on both Seller and Purchaser.  Each of Purchaser and Seller shall promptly provide their assertions regarding the Closing Date Indebtedness, the Net Working Capital Adjustment, the Closing Company Transaction Expenses and/or the Aggregate Adjustment Amount, as applicable, in writing to the Firm and to each other.  The Firm shall consider only those items which Seller and Purchaser are unable to resolve.  The Firm’s determination will be based solely on the definitions of Closing Date Indebtedness, Net Working Capital Adjustment, Company Transaction Expenses and Aggregate Adjustment Amount contained herein and the provisions of this Agreement.  Further, the Firm’s determination shall be based solely on the presentations by Purchaser and Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  Seller and Purchaser shall each pay the fees and disbursements of their respective internal and independent accountants and other personnel incurred in the initial preparation, review and final determination of the Aggregate Adjustment Amount.  The costs and expenses of the Firm shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if Seller claims the Closing Date Indebtedness is $1,000 less than the amount determined by Purchaser’s accountants, and Purchaser contests only $500 of the reduced amount claimed by Seller, and if the Firm ultimately resolves the dispute by awarding Seller

$300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller.  The Firm shall be instructed to render its determination as soon as reasonably possible (which the parties hereto agree should not be later than 60 calendar days following the day on which the disagreement is referred to the Firm).  The Firm shall conduct its determination activities in a manner wherein all materials submitted to them are simultaneously delivered to the other party, but are otherwise held in confidence and shall not be disclosed to third parties.  The parties agree that judgment may be entered upon the determination of the Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(d)                                 Promptly after the Aggregate Adjustment Amount shall have become final, binding and conclusive in all respects in accordance with this Section 1.3:

(i)                                    if the Purchase Price exceeds the Estimated Purchase Price, Purchaser shall deliver to Seller the amount of such excess; or

(ii)                                if the Estimated Purchase Price exceeds the Purchase Price, Seller shall deliver to Purchaser the amount of such excess.

(e)                                  All payments under Section 1.3(d) shall be made by wire transfer of immediately available funds to an account specified in the Pre-Closing Certificate.

2.                                      REPRESENTATIONS AND WARRANTIES RELATING TO SELLER PARENT AND SELLER

Seller Parent and Seller hereby represent and warrant, except as set forth in the Disclosure Schedule, to and for the benefit of Purchaser, as follows:

2.1                               Due Organization and Good Standing.  Each of Seller Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller Parent and Seller are qualified to do business as a foreign corporation and (to the extent “good standing” is recognized in a particular jurisdiction) are in good standing under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified would be adverse in any material respect to Seller Parent and Seller, taken as a whole.

2.2                               Authority.  Each of Seller Parent and Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by Seller Parent and Seller and to perform its obligations hereunder and thereunder (including, with respect to Seller, all right, power, capacity and authority to sell, transfer, convey and surrender the Shares as provided by this Agreement), and the execution, delivery and performance by Seller Parent or Seller of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller Parent and Seller and no other proceedings are necessary to authorize the execution, delivery and performance by Seller Parent or Seller of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement.

2.3                               Execution, Delivery; Valid and Binding Agreements.  This Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to be executed and delivered by Seller Parent or Seller have been duly executed and delivered by Seller Parent and Seller, and assuming that this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly executed and delivered by the other parties hereto and thereto, constitute, or, when executed by the other parties hereto and thereto, will constitute, valid and binding agreements of Seller Parent and Seller, enforceable against Seller Parent and Seller (as applicable) in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

2.4                               Non-Contravention; No Consents or Approvals.  Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)                                 contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or by-laws of Seller Parent or Seller; or (ii) any resolution adopted by the equity holders or board of directors (or similar body) of Seller Parent or Seller;

(b)                                 contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Seller Parent or Seller or any of the assets owned or used by Seller Parent or Seller, is subject; or

(c)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, give any party the right to supplement, terminate or amend, or accelerate or materially alter any rights or obligations under, or result in the automatic modification, amendment or termination of, any provision of any Contract to which Seller Parent or Seller is a party or by which Seller Parent or Seller is bound.

Neither Seller Parent nor Seller is (and neither Seller Parent nor Seller will be) required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the performance by Seller Parent or Seller of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation by Seller Parent or Seller of any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.

2.5                               Title and Ownership.  Seller is the record and beneficial owner of the Shares and has good, valid and marketable title to all of the Shares, free and clear of all Encumbrances.  There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other rights to acquire any Shares or any securities exercisable or exchangeable for, or convertible into, shares of capital stock or other equity interests in any Acquired Company.

2.6                               Legal Proceedings.  There is no pending Legal Proceeding and, to the knowledge of Seller, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  There is no order, writ, injunction, judgment or decree to which Seller Parent or Seller is subject that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

3.                                      REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES

Seller represents and warrants, except as set forth in the Disclosure Schedule, to and for the benefit of Purchaser, as follows:

3.1                               Due Organization, Etc.

(a)                                 Organization.  Each Acquired Company has been duly organized, and is validly existing and (to the extent “good standing” is recognized in a particular jurisdiction) in good standing under the laws of the jurisdiction of its incorporation and has full corporate or limited liability company power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to perform its obligations under all Material Contracts by which it is bound.  Part 3.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of each of the Acquired Companies.

(b)                                 Qualification.  Each Acquired Company is qualified to do business as a foreign corporation or limited liability company, and (to the extent “good standing” is recognized in a particular jurisdiction) is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect.  To the extent applicable, Part 3.1(b) of the Disclosure Schedule sets forth each state or other jurisdiction in which each Acquired Company is licensed or qualified to do business.

(c)                                  Directors, Officers and Managers.  Part 3.1(c) of the Disclosure Schedule accurately sets forth, if applicable: (i) the names of the members of the board of directors (or similar bodies) of the Acquired Companies; (ii) the names and titles of the officers (or those individuals holding similar positions) of the Acquired Companies; and (iii) the names of the managers of the Acquired Companies that are limited liability companies.

3.2                               Organizing Documents; Ownership Records.  Seller has Made Available to Purchaser accurate and complete copies of the current: (a) certificate or articles of incorporation, bylaws, operating agreement or equivalent governing documents of the Acquired Companies (the “Organizing Documents”); and (b) stock or membership records of the Acquired Companies.

3.3                               Capitalization, Etc.

(a)                                 Outstanding Securities.  The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares have been issued and are outstanding as of the date of this Agreement.  The Shares represent one hundred percent (100%) of the outstanding capital stock of the Company.  The Shares have been duly authorized and validly issued, and are fully paid and non-assessable.  Seller is the sole shareholder of record of the Company.

(b)                                 No Other Securities.  There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or (iii) stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of the Company.

(c)                                  Legal Issuance.  The Shares have been issued and granted in compliance with all applicable securities laws or pursuant to valid exemptions therefrom and other applicable Legal Requirements.

(d)                                 Acquired Companies Shares or Membership Interests.  Part 3.3(d) of the Disclosure Schedule sets forth, as of the date of this Agreement: (i) the names of each shareholder or member of each Acquired Company Subsidiary; and (ii) the number of shares or percentage of limited liability company interests owned by each shareholder or member of each Acquired Company Subsidiary.  The Company does not own any equity interest in any Entity other than the Acquired Company Subsidiaries.  All shares or limited liability company interests of the Acquired Companies (other than the Company) are owned by the Company or another Acquired Company (as identified in Part 3.3(d) of the Disclosure Schedule) free and clear of any Encumbrance.  The outstanding shares or limited liability company interests of the Acquired Companies have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Acquired Companies.  There are no options, warrants or other rights outstanding to subscribe for or purchase any shares or other securities of the Acquired Companies.  There are no voting trusts, proxies, or other agreements with respect to the voting of the shares or other securities of the Acquired Companies.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of any Acquired Company.

3.4                               Financial Statements; Absence of Changes.

(a)                                 Delivery of Financial Statements.  The following financial statements and notes (collectively, the “Company Financial Statements”) are attached as Part 3.4 of the Disclosure Schedule: (i) the unaudited consolidated balance sheets of the Acquired Companies as of December 31, 2013 and December 31, 2014, and the related unaudited consolidated statements of cash flows and unaudited consolidated statements of income for the years ended December 31, 2013 and December 31, 2014; and (ii) the unaudited consolidated balance sheet of the Acquired Companies (the “Most Recent Balance Sheet”) as of June 30, 2015 (the “Balance Sheet Date”), and the related unaudited consolidated statement of cash flows and unaudited consolidated statement of income of the Acquired Companies for the six months then ended.

(b)                                 Fair Presentation.  The Company Financial Statements present fairly the consolidated financial position of the Acquired Companies as of the respective dates thereof and the results of operations, financial condition, and cash flow of the Acquired Companies for the periods covered thereby.  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the Company Financial Statements do not contain footnotes.

(c)                                  Absence of Changes.  Except as set forth in Part 3.4(c) of the Disclosure Schedule, between March 31, 2015 and the date of this Agreement: (i) there has not been any Material Adverse Effect on the Acquired Companies; (ii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, the material assets of the Acquired Companies; (iii) none of the Acquired Companies has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or limited liability company interests, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock, limited liability company interests or other securities; (iv) none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any material respect; (v) none of the Acquired

Companies has forgiven, cancelled, compromised, waived or released any Indebtedness owed to them; (vi) there has been no increase in salary or bonus or other compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent of the Acquired Companies, except wage or salary increases required by existing Acquired Company Contracts; (vii) none of the Acquired Companies has made any commitment outside of the ordinary course of business or in excess of $250,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with the capital expense budget attached to Part 3.4(c) of the Disclosure Schedule; (viii) none of the Acquired Companies has issued, assumed or incurred any Indebtedness involving more than $250,000 in the aggregate; (ix) no Contract has been terminated or expired which, if in existence on the date hereof, would constitute a Material Contract; (x) none of the Acquired Companies has made or changed any Tax election except as required by any Legal Requirements; and (xi) none of the Acquired Companies has agreed or committed to any of the foregoing.

3.5                               Liabilities.  As of the date of this Agreement, none of the Acquired Companies has any liabilities of the type required to be reflected in the “liabilities” column of a balance sheet of the Company prepared in accordance with GAAP, except for: (a) liabilities identified as such in the Most Recent Balance Sheet; (b) liabilities that have been incurred by the Acquired Companies since the Balance Sheet Date in the ordinary course of business; (c) liabilities under the Acquired Company Contracts; and (d) the liabilities identified in Part 3.5 of the Disclosure Schedule.

3.6                               Proprietary Assets.

(a)                                 Registered Proprietary Assets.  Part 3.6(a) of the Disclosure Schedule sets forth, with respect to each Acquired Company Proprietary Asset owned by any of the Acquired Companies and registered with any Governmental Body or for which an application for registration has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset and (ii) the names of the jurisdictions covered by the applicable registration or application.  All Proprietary Assets listed on Part 3.6(a) of the Disclosure Schedule are subsisting, valid, enforceable and in full force and effect, and the Acquired Companies have performed all acts and have paid all renewal, maintenance and other fees and taxes required to maintain each and every registration and application listed on Part 3.6(a) of the Disclosure Schedule in full force and effect.  The Company does not have any material unregistered trademarks.

(b)                                 In-Licensed Proprietary Assets.  Part 3.6(b) of the Disclosure Schedule identifies and provides a brief description of each material Proprietary Asset that is licensed or otherwise made available to any of the Acquired Companies by any Person (except for any Proprietary Asset that is licensed to any of the Acquired Companies under any third party software license generally available to the public at a cost of less than $50,000), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to any of the Acquired Companies.

(c)                                  Ownership Free and Clear.  The Company or an Acquired Company Subsidiary has good and valid title to all of the Acquired Company Proprietary Assets (other than Acquired Company Proprietary Assets licensed to an Acquired Company), free and clear of all Encumbrances (other than Permitted Encumbrances).

(d)                                 Protective Measures.  The Acquired Companies have taken commercially reasonable measures and precautions necessary to protect and maintain the confidentiality, secrecy and value of all Acquired Company Proprietary Assets (except Acquired Company Proprietary Assets whose value would not be materially impaired by public disclosure and except for the absence (or permitted lapse) of registrations of trade names, service marks and copyrights).

(e)                                  No Infringement.  None of the Acquired Company Proprietary Assets infringes any Proprietary Asset owned or used by any other Person.  Except as set forth in Part 3.6(e) of the Disclosure Schedule, there is no Legal Proceeding pending (or to the knowledge of Seller threatened) against any Acquired Company in which the Acquired Company is alleged to have infringed, violated or misappropriated the Proprietary Assets owned by another Person.  To the knowledge of Seller, no other Person is infringing, violating or misappropriating any Acquired Company Proprietary Asset owned by an Acquired Company.

(f)                                   User Privacy.  Seller has Made Available to Purchaser a copy of all online privacy policies of each of the Acquired Companies, as currently in effect and as in effect since January 1, 2010.  Each Acquired Company is, and since January 1, 2010 has been, in material compliance with (i) its privacy policies and terms of use (including those posted from time to time on the Acquired Company website at www.classmates.com); (ii) all other contractual obligations relating to collection, storage, use, dissemination and disposal of personally-identifiable information by the Acquired Companies; and (iii) all applicable Privacy Laws.  The execution, delivery and performance of this Agreement complies with and is permitted under all Privacy Laws applicable to the Acquired Companies and with the Acquired Companies’ privacy policies.  Except as set forth in Part 3.6(f) of the Disclosure Schedule, since January 1, 2010, each such privacy policy has at all times made all disclosures to users or customers required by applicable Privacy Laws, and none of such disclosures made or contained in any such privacy policy has been in violation of any Privacy Laws.  The Acquired Companies have in place commercially reasonable information security and data protection controls, consistent with general industry practices based on the type of data and degree of risk associated with the personal information collected by the Acquired Companies, and there has been no material breach thereof or loss of data in the last five years.  None of the Acquired Companies has experienced a “breach of security” as that term is defined under breach notification provisions of applicable Privacy Laws.  Since January 1, 2010, none of the Acquired Companies has received any written notice of any Legal Proceeding alleging a violation of any Person’s privacy or data rights or misuse of any personally-identifiable information under applicable Privacy Laws or alleging any non-compliance with Privacy Laws applicable to the Acquired Companies or the Acquired Companies’ privacy policies or terms of use relating thereto.

(g)                                 Software. The Acquired Companies employ commercially reasonable virus scanning tools designed to prevent the introduction into the Acquired Companies’ computer systems of any computer code or any other mechanisms which may: (i) disrupt, disable, erase or harm in any way such computer systems’ operation, or cause damage or corruption of data, hardware, storage media, programs, equipment or communications included in such systems; or (ii) permit any Person to access such computer systems without authorization. No Open Source Software or Software that incorporates, is linked to or is derived from Open Source Software has been distributed, published or licensed by any Acquired Company to third parties in a manner that would: (A) require any Acquired Company to license, disclose or distribute to third parties the source code of any Software included in the Acquired Company Proprietary Assets; or (B) materially limit the Acquired Companies’ freedom of action with respect to seeking compensation in connection with sublicensing, licensing, or distributing any Software included in the Acquired Company Proprietary Assets.  Neither Seller nor its Affiliates nor any Acquired Company has disclosed or delivered to any Person (other than employees or contractors pursuant to agreements containing customary confidentiality and work-for-hire provisions of the Company or its Affiliates), or permitted the disclosure or delivery to any escrow agent or other Person, of the source code of Software included in the Acquired Company Proprietary Assets.

(h)                                 All Acquired Company Proprietary Assets (except for domain names and Acquired Company Proprietary Assets acquired as a result of, or in connection with, the prior acquisitions listed on Part 3.6(h) of the Disclosure Schedule) owned by any of the Acquired Companies, including all software developed by and/or for the Acquired Companies, was developed by: (i) employees of the Acquired Companies within the scope of their employment; or (ii) independent contractors who have entered into written agreements with the Acquired Companies that assigned all right, title and interest in and to any Acquired Company Proprietary Assets developed to the Acquired Companies.  To the knowledge of Seller, no employee or independent contractor of the Acquired Companies has entered into any Contract that restricts or limits in any way the scope of the Acquired Company Proprietary Assets or requires the employee or independent contractor to transfer, assign or disclose information concerning the Acquired Company Proprietary Assets to anyone other than the Acquired Companies.

3.7                               Contracts.

(a)                                 List of Contracts.  Part 3.7(a) of the Disclosure Schedule identifies the following Acquired Company Contracts in effect as of the date of this Agreement:

(i)                                    each Acquired Company Contract with any of the Acquired Company Employees or any consultant other than: (A) any Acquired Company Contract that is substantially consistent with: (1) the form of offer letter attached to Part 3.7(a)(i) of the Disclosure Schedule; (2) the form of employee proprietary information and inventions agreement attached to Part 3.7(a)(i) of the Disclosure Schedule; (3) the form of consulting services agreement attached to Part 3.7(a)(i) of the Disclosure Schedule; (4) the form of independent contractor agreement attached to Part 3.7(a)(i) of the Disclosure Schedule; and (5) the form of recruiting agreement attached to Part 3.7(a)(i) of the Disclosure Schedule; and (B) any Acquired Company Contract with a consultant that does not require such Acquired Company to make payments in excess of $100,000 in the aggregate;

(ii)                                any Acquired Company Contract pursuant to which any Acquired Company is obligated to make any Change of Control Payment;

(iii)                            each Acquired Company Contract creating any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, other than Acquired Company Contracts entered into in the ordinary course of business providing for advertising revenue sharing under which: (A) in the case of any such Contract where the Company is a recipient of advertising revenue, annual payments to the Company do not exceed $200,000; or (B) in the case of any such Contract where the Company makes expenditures in respect of advertising, annual payments by the Company do not exceed $200,000;

(iv)                             each Acquired Company Contract imposing any restriction on any of the Acquired Companies to (A) compete with any other Person or engage in any business, or (B) solicit or hire any person, other than, in the case of clause (B), any Acquired Company Contract entered into in the ordinary course of business consistent with past practices;

(v)                                 each Acquired Company Contract that provides for indemnification of any officer, director, manager, employee or agent;

(vi)                             each Acquired Company Contract pursuant to which any Acquired Company leases any real property or personal property (except personal property leases having aggregate payments of less than $50,000);

(vii)                         each Acquired Company Contract with Seller or any of its Affiliates (other than any other Acquired Company);

(viii)                     each Acquired Company Contract providing for an exclusive relationship with any vendor or supplier to any Acquired Company;

(ix)                             each Acquired Company Contract relating to material Acquired Company Proprietary Assets, except for any Proprietary Asset that is licensed to any of the Acquired Companies under any third-party software license generally available to the public at a cost of less than $50,000;

(x)                                 each Acquired Company Contract for Indebtedness;

(xi)                             each Acquired Company Contract constituting a settlement agreement for which any of the Acquired Companies has any pending or ongoing obligations or is subject to any restrictions;

(xii)                         each Acquired Company Contract granting a power of attorney for any of the Acquired Companies;

(xiii)                     each Acquired Company Contract required to be set forth in Section 3.13; and

(xiv)                      any other Acquired Company Contract that contemplates or involves: (A) the payment or delivery by or to any Acquired Company of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate; or (B) the performance of services by or for any Acquired Company: (1) having a value in excess of $100,000 in the aggregate; and (2) that may not be terminated by the relevant Acquired Company (without penalty) within 90 days after the delivery of a termination notice by the relevant Acquired Company, other than, in each case of clauses “(A)” and “(B)”, any Acquired Company Contract that is substantially consistent with (x) the form of insertion order attached to Part 3.7(a)(xiv) of the Disclosure Schedule and (y) the form of recruiting agreement attached to Part 3.7(a)(xiv) of the Disclosure Schedule.

(Contracts in the respective categories described in clauses “(i)” through “(xiv)”, together with each Contract required to be listed in Part 3.6(b) of the Disclosure Schedule and each Real Property Lease and Lessor Instrument required to be listed in Part 3.16 of the Disclosure Schedule are collectively referred to in this Agreement as “Material Contracts”.)

(b)                                 Delivery of Contracts.  Seller has Made Available to Purchaser accurate and complete copies of all written Material Contracts, including all amendments thereto, and a detailed description of the terms of any oral Material Contract.  Each Material Contract is valid and in full force and effect, and, to the knowledge of Seller, is enforceable by the relevant Acquired Companies in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)                                  No Breach.  Except as set forth in Part 3.7(c) of the Disclosure Schedule, none of the Acquired Companies has committed a breach in any material respect of any Material Contract that remains uncured, and, to the knowledge of Seller, no other Person has committed a breach of any Material Contract that remains uncured.  To the knowledge of Seller, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract.  Since December 31, 2014, no counterparty to any Material Contract has provided Seller or any of the Acquired Companies written notice or, to the knowledge of the Company, oral notice of a breach or default by any Acquired Company under any Material Contract.

(d)                                 Seller and Seller Parent Contracts.  Part 3.7(d) of the Disclosure Schedule sets forth each Contract to which Seller or Seller Parent is a party under which any Acquired Company receives or provides services (other than immaterial services).

3.8                               Compliance with Legal Requirements; Governmental Authorizations.

(a)                                 Compliance with Legal Requirements.  The Acquired Companies are, and for the past three years have been, in compliance in all material respects with all applicable Legal Requirements.  Except as set forth in Part 3.8(a) of the Disclosure Schedule, since January 1, 2013, none of the Acquired Companies has received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

(b)                                 Governmental Authorizations.  Part 3.8(b) of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Companies.  The Governmental Authorizations identified in Part 3.8(b) of the Disclosure Schedule: (i) are valid and in full force and effect; and (ii) collectively constitute all Governmental Authorizations necessary to enable each of the Acquired Companies to conduct its business in the manner in which its business is currently being conducted.  The Acquired Companies are in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 3.8(b) of the Disclosure Schedule.  Since January 1, 2012, none of the Acquired Companies has received any written notice from any Governmental Body regarding any material violation of or material failure to comply with any term or requirement of any Governmental Authorization.

(c)                                  Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.  No Acquired Company and no representative of any Acquired Company in its capacity as such has violated the Foreign Corrupt Practice Act of 1977, as amended, or the anticorruption laws of any jurisdiction in which the Acquired Companies conduct business.  Each Acquired Company has at all times complied with all Legal Requirements relating to export control and trade sanctions or embargoes.  No Acquired Company has violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.  No Acquired Company has undergone and is not currently undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Body relating to the Foreign Corrupt Practice Act of 1977, as amended, the anticorruption laws of any jurisdiction in which the Acquired Companies conduct business, or export, import, or other trade-related activity.

3.9                               Tax Matters.

(a)                                 Tax Returns.  All Tax Returns required to be filed by or on behalf of the Acquired Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Tax Returns”): (i) have been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) have been, or will be when filed, prepared, in all material respects, in compliance with all applicable Legal Requirements.  Except as reserved on the Company Financial Statements, all amounts shown on the Acquired Company Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.  No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.

(b)                                 Payment and Withholding of Taxes.  Except as reserved on the Company Financial Statements, all Taxes due on or before the Closing Date in respect of any Acquired Company have been paid or will be paid on or before the Closing Date, whether or not shown on the Acquired Company Tax Returns.  The Acquired Companies have paid or withheld with respect to their respective employees, stockholders and other third parties all Taxes and social security charges and similar fees required to be paid or withheld, and have timely paid over any such Taxes to the appropriate Governmental Body.

(c)                                  Inquiries, Extensions and Waivers.  Between January 1, 2010, and the date of this Agreement: (i) no Acquired Company Tax Return has been examined or audited by any Governmental Body (excluding any examination or audit relating to a consolidated, combined, unitary or similar Acquired Company Tax Return but not specifically relating to the activities or operations of any Acquired Company); and (ii) no extension or waiver of the limitation period applicable to any of the Acquired Company Tax Returns has been granted.  No deficiency or proposed adjustment for a material amount of Tax has been proposed, asserted or assessed by any Governmental Body against any Acquired Company (excluding any deficiency or proposed adjustment relating to a consolidated, combined, unitary or similar Acquired Company Tax Return but not specifically relating to the activities or operations of any Acquired Company) that has not been paid, settled or otherwise resolved.  There is no Legal Proceeding or audit now pending, proposed, or, to the knowledge of any Acquired Company and Seller, threatened against any Acquired Company or concerning any Acquired Company (excluding any Legal Proceeding or audit relating to a consolidated, combined, unitary or similar Acquired Company Tax Return but not specifically relating to the activities or operations of any Acquired Company) with respect to any Taxes.

(d)                                 Tax Sharing Agreement.  None of the Acquired Companies is a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract (other than customary commercial arrangements the primary purpose of which is not Taxes).

(e)                                  Tax Shelter.  No Acquired Company has consummated or participated in, or is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  No Acquired Company has participated in or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(f)                                   No Liability for Taxes of Others.  No Acquired Company has any liability for the Taxes of any Person (other than for members of an affiliated, consolidated, combined or unitary group of which Seller Parent is the consolidated parent) under Section 1.1502-6 of the Treasury Regulations as a transferee or successor, by Contract or otherwise.

(g)                                 No Jurisdictional Claims.  No written claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(h)                                 Real Property Holding Corporation.  No Acquired Company is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and each Acquired Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(i)                                    Inclusion/Exclusion from Income.  No Acquired Company will be required as a result of: (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law); (iv) any installment sale or open transaction disposition; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (vi) the receipt of any prepaid revenue; or (vii) an election under Section 108(i), to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.

(j)                                    No Distributed Stock.  No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361.

(k)                                 No Permanent Establishment.  No Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States.

3.10                        Employee and Labor Matters; Benefit Plans.

(a)                                 Employee List.  Part 3.10(a) of the Disclosure Schedule contains a list of each employee (with respect to any jurisdiction where disclosure by name would be prohibited by applicable Legal Requirement, by employee number rather than by name) of any of the Acquired Companies (such an employee, an “Acquired Company Employee” and all such employees, collectively, the “Acquired Company Employees”) as of the date of this Agreement, and correctly reflects: (i) their start dates; (ii) their positions; (iii) their salaries; (iv) any bonus compensation paid or payable to them for the year ended December 31, 2014 (or if such amount is not known by the Closing Date, a good faith estimate of such amount); (v) employment classification (exempt or nonexempt); (vi) whether or not such employee is on leave; and (vii) accrued vacation, sick or paid time-off.  The Acquired Company Employees, together with employees providing services under the Transition Services Agreement, constitute all of the current employees of Seller Parent and its Subsidiaries that have been involved, in any material respect, in the operation of the business of the Acquired Companies since January 1, 2015.

(b)                                 Employee Plans.  Part 3.10(b) of the Disclosure Schedule identifies each “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other salary, bonus, deferred compensation, incentive compensation, employment, retention, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, profit-sharing, pension or retirement plan, program or arrangement (other than Acquired Company Contracts that are substantially consistent with the forms attached to Part 3.7(a)(i) of the Disclosure Schedule), whether or not subject to ERISA (each, an “Employee Benefit Plan”) sponsored, maintained, contributed to or required to be contributed to by the Acquired Companies for the benefit of any Acquired Company Employee or with respect to which any Acquired Company has any liability (such Employee Benefit Plans, collectively, the “Acquired Company Employee Plans”).  Part 3.10(b) of the Disclosure Schedule separately lists each Employee Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Seller Parent or Seller with respect to which any Acquired Company is a participating employer or with respect to which any Acquired Company Employee is entitled to receive any employee benefits, each such plan listed in Part 3.10(b) of the Disclosure Schedule is also referred to herein as an Acquired Company Employee Plan.

(c)                                  Plan Documents.  With respect to each Acquired Company Employee Plan, Seller has Made Available to Purchaser: (i) an accurate and complete copy of such Acquired Company Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Acquired Company Employee Plan for the last three years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Acquired Company Employee Plan; (iv) if such Acquired Company Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Acquired Company Employee Plan (if such Acquired Company Employee Plan is intended to be qualified under Section 401(a) of the Code); (vi) an accurate and complete copy of the most recent nondiscrimination testing reports, if required under ERISA or the Code; and (vii) all non-routine correspondence with any Governmental Body with respect to any Acquired Company Employee Plan within the last three years.

(d)                                 ERISA Liability.  None of the Acquired Companies is required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and none of the Acquired Companies has been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.  None of the Acquired Companies has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA). None of the Acquired Companies has sponsored, maintained or contributed to or has any liability with respect to any defined benefit plan (as defined in Section 3(35) of ERISA), any “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code or otherwise has any liability under Section 412 of the Code or Title IV of ERISA.  No Acquired Company has any obligation to provide post-termination health, life or other welfare-type benefits to any current or former employee, officer or director, other than in accordance with the terms of the Acquired Company Employee Plans and applicable law.

(e)                                  401(a) Qualification and Compliance with Law.  Each of the Acquired Company Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and to the knowledge of Seller, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of such Acquired Company Employee Plan.  Each Acquired Company Employee Plan complies in form and in operation, in all material respects, with its terms and with the requirements of the Code, ERISA and all applicable Legal Requirements.  All individuals who have performed services for the Acquired Companies or who otherwise have claims for compensation from the Acquired Companies have been properly classified as an employee or independent contractor and as exempt or non-exempt pursuant to all Legal Requirements.

(f)                                   Contributions.  With respect to the Acquired Company Employee Plans, all contributions due prior to the Closing Date have been timely made or properly accrued in accordance with GAAP.

(g)                                 Reports.  All required reports and descriptions and participant notices have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each Acquired Company Employee Plan.

(h)                                 Claims, Prohibited Transactions.  No Legal Proceeding or audit or investigation with respect to the Acquired Company Employee Plans (other than routine claims for benefits) is pending or, to knowledge of any Acquired Company, threatened.  There have been no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Acquired Company Employee Plan.  No “fiduciary” (as defined in Section 3(21) of the Code) had any liability for breach of fiduciary duty with respect to the investment of the assets or the administration of any Acquired Company Employee Plan.

(i)                                    409A.  Each Acquired Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is and has been in material documentary and operational compliance with such section and all applicable regulatory guidance.  The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Section 4999 of the Code or Section 409A of the Code.

(j)                                    Change of Control Payments.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Stock Purchase or any of the other transactions contemplated by this Agreement, will result in any Change of Control Payment or similar payment (including any bonus, golden parachute or severance payment) by any Acquired Company, Seller, Seller Parent or any of their affiliates to any current or former Acquired Company Employee or director of any of the Acquired Companies (whether or not under any Acquired Company Employee Plan), or materially increase the benefits payable by any Acquired Company under any Acquired Company Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits, or result in any payment or series of payments that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Person.

(k)                                 Labor Relations.  None of the Acquired Companies is a party to any collective bargaining contract or other Contract with a labor union involving any of its Acquired Company Employees.  Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union or works council with respect to the Acquired Company Employees. There is no labor strike, slowdown, work stoppage, material grievance or lockout actually pending or, to the knowledge of Seller, threatened against any Acquired Company or, with respect to the Acquired Company Employees.  Except as set forth in Part 3.10(k) of the Disclosure Schedule, all of the Acquired Company Employees are “at will” employees.

3.11                        Legal Proceedings; Orders.  Except as set forth in Part 3.11 of the Disclosure Schedule, there are no (and during the last three years, there have not been any) Legal Proceedings pending or, to the knowledge of Seller, threatened: (a) against any of the Acquired Companies; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Stock Purchase or any of the other transactions contemplated by this Agreement.  There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies is subject.

3.12                        Non-Contravention; Consents.  None of the transactions contemplated by, and consummated pursuant to, this Agreement will, directly or indirectly (with or without notice or lapse of time):

(a)                                 contravene, conflict with or result in a violation by any of the Acquired Companies of: (i) any of the provisions of the Organizing Documents; or (ii) any resolution adopted by the shareholders, members or boards of directors (or similar bodies) of the Acquired Companies;

(b)                                 contravene, conflict with or result in a violation by any of the Acquired Companies of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by any of the Acquired Companies; or

(d)                                 contravene, conflict with or result in a material violation or breach by any of the Acquired Companies of, or result in a material default by any of the Acquired Companies under, give any party the right to supplement, terminate or amend, or accelerate or materially alter any rights or obligations under, or result in the automatic modification, amendment or termination of, any provision of any Material Contract.

Except as set forth in Part 3.12 of the Disclosure Schedule, none of the Acquired Companies is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the Stock Purchase or any of the other transactions contemplated by this Agreement, except for such filings, notices or Consents, the failure to obtain which would not be adverse in any material respect to the Acquired Companies, taken as a whole.

3.13                        Key Suppliers.

(a)                                 Part 3.13 of the Disclosure Schedule sets forth a correct and complete list of the 10 largest suppliers, vendors or providers (by dollar volume) of products or services to the Acquired Companies (including, without limitation, advertising and marketing third party providers) during calendar year 2014 (each, a “Key Supplier”).  Part 3.13 of the Disclosure Schedule also sets forth, for each Key Supplier, the aggregate payments from and to such Person by the Acquired Companies during such periods.  To the knowledge of Seller, there are no outstanding disputes with any Key Supplier.

(b)                                 Since December 31, 2014, none of the suppliers listed on Part 3.13 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Acquired Companies, or otherwise materially change the terms of its relationship with the Acquired Companies.

3.14                        No Brokers.  Except as set forth on Part 3.14 of the Disclosure Schedule (which fees are Company Transaction Expenses), none of the Acquired Companies has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, and no Acquired Company has any liability or obligation (contingent or otherwise) with respect to any such fees or commissions payable by Seller or Seller Parent.

3.15                        Insurance.  There is no pending claim by the Acquired Companies under any Company Insurance Agreements as to which coverage has been questioned, or disputed.  All premiums payable under all such Company Insurance Agreements have been paid.  To the knowledge of Seller, there are no threatened terminations of, or material premium increases with respect to, any of such Company Insurance Agreements.  Since January 1, 2014, the Acquired Companies have maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Company Insurance Agreements.

3.16                        Real Property.

(a)                                 None of the Acquired Companies owns or has ever owned any real property.

(b)                                 Part 3.16 of the Disclosure Schedule sets forth a list of all Real Property Leases and the legal address for the corresponding Leased Real Property and, under the heading “Lessor Instruments”, a list of all other leases, subleases, licenses, easements and Contracts relating to any of the Leased Real Property pursuant to which an Acquired Company is a lessor, sublessor, licensor, grantor or other party through whom the interest thereunder is granted (collectively, the “Lessor Instruments”).

(c)                                  Except pursuant to the Lessor Instruments, none of the Acquired Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered its interest in any Leased Real Property or portion thereof or entered into any sublease, license, option, right, concession or other similar agreement granting to any Person the present or future right to use or occupy such Leased Real Property or any portion thereof, and, except pursuant to the Lessor Instruments, there are no Persons other than the Acquired Companies actually occupying the Leased Real Property.  The Leased Real Property is free of Encumbrances (other than Permitted Encumbrances).

(d)                                 The Leased Real Property comprises all of the real property used in connection with the business of the Acquired Companies.

(e)                                  None of the Acquired Companies’ possession and quiet enjoyment of the Leased Real Property has been disturbed, and there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the knowledge of Seller, threatened, relating to the lease, use or occupancy of the Leased Real Property or any portion thereof or the operation of the Acquired Companies’ business as currently conducted thereon.  To the knowledge of Seller, none of the Leased Real Property or any portion thereof or interest therein is affected by or the subject of any pending, contemplated or threatened condemnation, expropriation or other proceeding in eminent domain.

3.17                        Affiliate Transactions.  Except as set forth on Part 3.17 of the Disclosure Schedule (each Contract required to be listed thereon, an “Affiliate Contract”), the Acquired Companies are not, and have not since January 1, 2012 been, a party to any Contract with Seller, Seller Parent, or any Subsidiary thereof (other than another Acquired Company) or any employee of any Acquired Company (other than Contracts related to employment arrangements or benefits entered into in the ordinary course of business).  None of Seller, Seller Parent or any Subsidiary thereof (other than another Acquired Company) has any claim against or owes any amount to, or is owed any amount by, the Acquired Companies.

3.18                        Environmental.

(a)                                 Except as set forth on Part 3.18(a) of the Disclosure Schedule, each of the Acquired Companies has complied and is, and since January 1, 2013, has been, in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(b)                                 Except as set forth on Part 3.18(b) of the Disclosure Schedule, the Acquired Companies have obtained, have complied with and are in compliance with all Governmental Authorizations and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of the Acquired Companies and the operation of the Business.

(c)                                  None of the Acquired Companies nor any of their Affiliates has received any written or, to the knowledge of Seller, oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), that would reasonably be expected to result in liability to any Acquired Company, including any investigatory, remedial or corrective obligations, relating to any of them or their current or former facilities arising under Environmental, Health, and Safety Requirements.

(d)                                 None of the Acquired Companies has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would be expected to give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages or attorney and consultant fees and costs, pursuant to CERCLA, as amended, or any other Environmental, Health, and Safety Requirements.

3.19                        Assets.

(a)                                 The Acquired Companies have good and marketable title to, or a valid leasehold interest or license in, the material properties and assets (tangible and intangible) shown on the Most Recent Balance Sheet (other than assets disposed after the date thereof in the ordinary course of business consistent with past practices) or acquired after the date thereof, free and clear of all Encumbrances (other than Permitted Encumbrances).  The assets, properties and rights owned by, or leased or licensed to, the Acquired Companies (together with: (i) the assets, properties and rights being made available by Seller or an Affiliate of Seller pursuant to the Transition Services Agreement; and (ii) the assets, properties and rights disclosed in Part 3.7(a)(vii) of the Disclosure Schedule and not being made available by Seller or an Affiliate of Seller pursuant to the Transition Services Agreement) constitute all the assets, properties and rights necessary to operate the business of the Acquired Companies consistent with past practice.

(b)                                 The buildings, machinery, equipment, and other tangible assets are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

4.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants, to and for the benefit of Seller, as follows:

4.1                               Due Organization and Good Standing.

(a)                                 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

(b)                                 Qualification.  Purchaser is qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the nature of its business and of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Purchaser’s ability to consummate the Stock Purchase or any of the other transactions contemplated by this Agreement.

4.2                               Authority.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by Purchaser and to perform its obligations hereunder and thereunder, and the execution, delivery and performance by Purchaser of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser and no other proceedings are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement.

4.3                               Execution, Delivery; Valid and Binding Agreements.  This Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by Purchaser have been duly executed and delivered by Purchaser, and assuming that this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly executed and delivered by the other parties hereto and thereto, constitute, or, when executed by the other parties hereto and thereto, will constitute, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

4.4                               Non-Contravention; No Consents or Approvals.  Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)                                 contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation of Purchaser; or (ii) any resolution adopted by the equity holders or board of directors (or similar body) of Purchaser;

(b)                                 contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Purchaser or any of the assets owned or used by Purchaser, is subject; or

(c)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which Purchaser is a party or by which Purchaser is bound.

Purchaser is not (and Purchaser will not be) required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the performance by Purchaser of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation by Purchaser of any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.

4.5                               Investment.  Purchaser is acquiring the Shares for investment for its own account and not with a view towards (or for) resale in connection with the public sale or distribution thereof.

4.6                               Legal Proceedings.  There is no pending Legal Proceeding and, to the knowledge of Purchaser, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  There is no order, writ, injunction, judgment or decree to which Purchaser is subject that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

4.7                               Funding.

(a)                                 Sufficiency of Funding.  Purchaser has sufficient cash immediately available for Purchaser to pay the aggregate Purchase Price required to be paid at (or promptly following) the Closing.

(b)                                 Solvency.  Assuming the accuracy of the representations and warranties made by the Seller in Section 3 (and disregarding any materiality, “Material Adverse Effect”, “knowledge” or similar qualifiers set forth therein), immediately prior to, upon and immediately following the consummation of the Stock Purchase and the other transactions contemplated by this Agreement: (i) Purchaser will not be insolvent; (ii) Purchaser will not be left with unreasonably small capital; (iii) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature; and (iv) the capital of Purchaser will not be impaired.

4.8                               Independent Investigation; Seller’s Representations.

(a)                                 Independent Investigation.  Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Acquired Companies.

(b)                                 No Other Representations; Limitation of Liability.  Purchaser hereby agrees and acknowledges that: (i) other than the representations and warranties set forth in Section 2 and Section 3, none of Seller Parent, Seller, their respective Affiliates or any Representative of Seller Parent, Seller or their respective Affiliates make or have made, and Purchaser is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Acquired Companies, including as to: (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Acquired Companies; or (C) the probable success or profitability of the Acquired Companies after the Closing; and (ii) other than the indemnification obligations of Seller set forth in Section 6, none of Seller Parent, Seller, their respective Affiliates, or any Representative of Seller Parent, Seller or their respective Affiliates will have or be subject to any liability or indemnification, reimbursement or other obligation to or remedy in favor of Purchaser or any other Person resulting from the distribution to Purchaser, Purchaser’s Affiliates or Purchaser’s or Purchaser’s Affiliates’ Representatives of, or Purchaser’s use of, any information relating to the Acquired Companies, including any information, documents or material Made Available to Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form in contemplation of the Stock Purchase and the other transactions contemplated by this Agreement.

(c)                                  Indemnification Rights; Fraud.  Notwithstanding anything to the contrary in this Section 4.8 or otherwise, nothing contained in this Section 4.8 or elsewhere in this Agreement shall limit: (i) Purchaser’s indemnification rights under Article 6; or (ii) Purchaser’s rights to bring claims against Seller based on Seller’s fraud (it being understood that, for purposes of this Section 4.8, the term “fraud” shall mean fraud committed with the intent to deceive).

5.                                      CERTAIN COVENANTS

5.1                               Public Announcements.  Neither Seller, Seller Parent nor Purchaser shall (and neither Seller, Seller Parent nor Purchaser shall permit any of its Affiliates or Representatives to, and Seller shall not permit any of the Acquired Companies or any of the Acquired Companies’ Representatives to) issue any press release or make any public statement regarding this Agreement or the Stock Purchase, or regarding any of the other transactions or documents contemplated by this Agreement, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  Notwithstanding anything to the contrary contained in the preceding sentence, Seller, Seller Parent and Purchaser may (and may permit their Affiliates and Representatives to, and Seller may permit any of the Acquired Companies to) issue any press release (or file a copy of this Agreement) or make any public statement: (a) that is required by: (i) any Legal Requirement (including, for the avoidance of doubt, the rules and regulations of the U.S.  Securities and Exchange Commission); or (ii) any of the rules or regulations of any securities exchange applicable to Seller; (b) the issuance or making of which is expressly contemplated by this Agreement; or (c) that is consistent with, and not more expansive in any material respect than, any press release or public statement previously made in accordance with this Section 5.1.

5.2                               Continuing Access.  For a period of seven years after the Closing Date, Purchaser shall give (and shall cause its Affiliates to give) Seller and its Representatives, at Seller’s expense and upon reasonable advance written notice, reasonable access during normal business hours to (and shall, and shall cause its Affiliates to, allow Seller and its Representatives to make copies of) any books and records and information relating to the Acquired Companies for any reasonable purpose, including as may be necessary for: (a) preparation of tax returns and financial statements which are the responsibility of Seller; (b) management and handling of any Tax audits and Tax disputes which are the responsibility of Seller; (c) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation; or (d) defense or settlement of any matter set forth in Schedule 6.2(c); provided, that in the event of any dispute between Purchaser and Seller or Seller Parent, then with respect to the information that is the subject matter of such dispute the applicable rules of discovery (and not this Section 5.2) shall apply; provided, further, that in no event shall Purchaser be obligated to disclose any information that is subject to a confidentiality obligation existing at Closing or that is subject to attorney-client privilege (it being understood that with respect to any information that is subject to a confidentiality agreement or the attorney-client privilege, Purchaser shall, and shall cause the Acquired Companies to, reasonably cooperate with Seller to enable Seller and its Representatives to enter into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, so that Seller and its Representatives may have access to such information).  If any Acquired Company desires to dispose of any such books and records prior to the expiration of such seven-year period, the Acquired Company will, prior to such disposition, notify Seller and give Seller and its Representatives a reasonable opportunity, at such parties’ expense, to segregate and remove such books and records as such parties may select.  This Section 5.2 shall survive the Closing and shall continue in full force and effect, and, unless earlier disposed of in accordance with the immediately preceding sentence, Purchaser and the Acquired Companies shall maintain all such books and records in substantially the same or a similar accessible format and medium as currently existing, until the later to occur of: (i) seven years after the Closing Date; and (ii) the expiration of all applicable statute of limitations periods.

5.3                               Employee-Related Matters.

(a)                                 Comparable Benefits.  Until at least the first anniversary of the Closing Date, Purchaser shall, with respect to each Acquired Company Employee who is employed by Purchaser or any of its Affiliates: (i) cause to be maintained for such Acquired Company Employee benefits which are, with respect to each such Acquired Company Employee, substantially similar employee benefits, in the aggregate, to those benefits available to such Acquired Company Employee as of immediately prior to the Closing (except that no such Acquired Company Employee need be provided with equity compensation of Purchaser or any Affiliates of Purchaser or any severance benefits analogous to those provided under the United Online, Inc. Severance Benefit Plan); and (ii) provide for reasonable and customary severance upon termination of employment.  Notwithstanding the forgoing, any employee of an Acquired Company that is on short or long term disability leave as of immediately prior to the Closing Date shall be transferred to Seller or an Affiliate that is not an Acquired Company immediately prior to the Closing Date and shall not be considered an Acquired Company Employee (each such employee shall be referred to as a “Leave Employee”).  Any Leave Employee that is released to work and presents his or herself for work within six months of the Closing Date shall be hired by an Acquired Company and treated as an Acquired Company Employee as of such hire date.

(b)                                 Treatment under Plans.  For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under the benefit plans of Purchaser or its Affiliates, Acquired Company Employees shall receive service credit for service with the Acquired Companies to the same extent such service credit was granted under the applicable employee benefit plans of the Acquired Companies to the extent Seller or the Acquired Companies provide access to employee records in order to determine such service crediting.  To the extent permitted by the terms of the applicable plans, Purchaser shall (and shall cause the Acquired Companies and other applicable Affiliates of Purchaser to) use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Acquired Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare benefit plan maintained for the Acquired Company Employees immediately prior to the Closing; and (ii) provide each Acquired Company Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out of pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing.

(c)                                  No Guarantee of Employment.  Notwithstanding the foregoing, this Section 5.3 shall not be deemed to create any right to employment or to continued employment or to a particular term or condition of employment with any Acquired Company or the Purchaser or any of their respective Affiliates.

(d)                                 No Third Party Beneficiaries.  Notwithstanding any other provision of this Agreement to the contrary, each of parties hereby acknowledges and agrees that all provisions contained in this Section 5.3 are included for the sole benefit of the parties to this Agreement, and that nothing in this Agreement, whether express or implied: (i) shall be treated as an amendment or other modification of any employee benefit plan, agreement or other arrangement; (ii) shall limit the right of Purchaser or the Acquired Companies or their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan, agreement or other arrangement following the Closing Date; or (iii) shall create any third party beneficiary or other right in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the Acquired Companies or any participant in any employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof).

(e)                                  No Amendment.  No provision of this Section 5.3 or this Agreement is intended to or does constitute an establishment of or an amendment to any Acquired Company Employee Benefit Plan or any other employee benefit plan.

5.4                               Non-Solicitation.

(a)                                 For a period of 18 months from and after the Closing, each of Seller Parent and Seller shall not, and shall cause their respective Subsidiaries not to, without the prior written consent of Purchaser, directly or indirectly, in any manner solicit or cause to be solicited any Person who is employed by an Acquired Company as of the Closing (other than non-management employees whose annual base compensation is less than $75,000 and who are not involved in research and development).  Notwithstanding the foregoing, the restrictions on solicitation set forth in the immediately preceding sentence shall not prohibit Seller Parent, Seller or any of their respective Subsidiaries from: (i) engaging in general solicitations of employment not specifically directed toward the employees of the Acquired Companies; (ii) soliciting any person who is referred to Seller or any of its Affiliates by search firms, employment agencies or other similar entities, provided that such entities have not been specifically instructed to solicit such person; or (iii) soliciting any person after the date that is 90 days following the date upon which such person’s employment with an Acquired Company has ended.

(b)                                 For a period of 18 months from and after the Closing, Purchaser shall not, and shall cause its respective Subsidiaries and parent companies not to, without the prior written consent of Seller Parent, directly or indirectly, in any manner solicit or cause to be solicited any Person who is employed by Seller Parent or one of its Subsidiaries (other than the Acquired Companies) as of the Closing (other than non-management employees whose annual base compensation is less than $75,000 and who are not involved in research and development).  Notwithstanding the foregoing, the restrictions on solicitation set forth in the immediately preceding sentence shall not prohibit Purchaser or any of its Subsidiaries or parent companies from: (i) engaging in general solicitations of employment not specifically directed toward the employees of Seller Parent or its Subsidiaries; (ii) soliciting any person who is referred to Purchaser or any of its Affiliates by search firms, employment agencies or other similar entities, provided that such entities have not been specifically instructed to solicit such person; or (iii) soliciting any person after the date that is 90 days following the date upon which such person’s employment with Seller Parent, or one of Seller Parent’s Affiliates or Subsidiaries, has ended.

5.5                               Non-Hire.

(a)                                 For a period of 18 months from and after the Closing, each of Seller Parent and Seller shall not, and shall cause their respective Subsidiaries not to, without the prior written consent of Purchaser, directly or indirectly, in any manner hire or otherwise engage, or cause to be hired or otherwise engaged, any Person who is employed by an Acquired Company as of the Closing and listed as a key employee on Schedule 5.5(a).  Notwithstanding the foregoing, the restrictions set forth in the immediately preceding sentence shall not prohibit Seller Parent, Seller or any of their respective Subsidiaries from hiring or engaging any person after the date that is 90 days following the date upon which such person’s employment with an Acquired Company has ended.

(b)                                 For a period of 18 months from and after the Closing, Purchaser shall not, and shall cause its respective Subsidiaries and parent companies not to, without the prior written consent of Seller Parent, directly or indirectly, in any manner hire or otherwise engage, or cause to be hired or otherwise engaged, any Person who is employed by Seller Parent or one of its Subsidiaries (other than the Acquired Companies) as of the Closing and listed on Schedule 5.5(b).  Notwithstanding the foregoing, the restrictions set forth in the immediately preceding sentence shall not prohibit Purchaser or any of its Subsidiaries or parent companies from hiring or engaging any person after the date that is 90 days following the date upon which such person’s employment with Seller Parent, or one of Seller Parent’s Affiliates or Subsidiaries, has ended.

5.6                               Non-Competition.  For a period of four years from and after the Closing, Seller Parent and Seller shall not, and shall cause their respective Subsidiaries not to, without the prior written consent of Purchaser, directly or indirectly, in any manner (whether on Seller Parent’s or Seller’s own account, as an owner, operator, manager, consultant,  investor, agent or otherwise) engage directly or indirectly in the Business anywhere in the Applicable Area, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, investor, agent, representative or otherwise), or provide consulting or other services (in each case with respect to the Business) to, any Person that is engaged in the Business anywhere in the Applicable Area; provided, however, that this Section 5.6 shall not prohibit: (a) ownership of less than 5% of the outstanding equity of any Entity; or (b) Seller Parent, Seller or any of their respective Subsidiaries from acquiring a business or Entity that is engaged in the Business (the “Acquired Entity”) provided that: (i) the Business conducted by the Acquired Entity does not represent more than 10% of the Acquired Entity’s overall business and operations; or (ii) such Seller Parent, Seller or Subsidiary causes the disposal of the Business of such Acquired Entity within six months from the closing of the acquisition of such Acquired Entity (it being understood that, for the avoidance of doubt but without limiting the obligations of Seller or Seller Parent under this Section 5.6, this Section 5.6 shall not apply to any Entity that acquires an interest in, including all of, Seller Parent, Seller or any of their respective Subsidiaries, or any Affiliates of such acquirer).  Notwithstanding the foregoing, Seller Parent, Seller and its Affiliates (other than the Acquired Companies) shall be entitled to continue to operate and otherwise be involved in the Business through StayFriends GmbH (and the other European Subsidiaries of Classmates International, Inc.) as long as such Business does not target the Applicable Area (or customers located in the Applicable Area) and such Business’ contact with the Applicable Area is merely an incident of the websites of such Business being accessible in the Applicable Area, and such activities shall not be considered a violation of this Section 5.6.  The immediately preceding sentence shall apply to: (A) any entity that acquires StayFriends GmbH (and/or the other European Subsidiaries of Classmates International, Inc.) or all or substantially all of their assets;  and (B) StayFriends GmbH and/or any of the European Subsidiaries of Classmates International, Inc., after the consummation of such acquisition.

5.7                               Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.4, 5.5 or 5.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  In the event of litigation involving Section 5.4, 5.5 or 5.6, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom.  The existence of any claim or cause of action by Seller Parent or Seller against Purchaser, the Acquired Companies or their Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Purchaser of the provisions of Section 5.4, 5.5 or 5.6, which Section will be enforceable notwithstanding the existence of any breach by Purchaser or the Acquired Companies.  Notwithstanding the foregoing, Seller Parent and Seller (and their Affiliates) will not be prohibited from pursuing such claims or causes of action against Purchaser or the Acquired Companies.

5.8                               Confidentiality.  For a period of four years following the Closing, Seller and Seller Parent agree not to disclose to any third party (other than to Purchaser and its Affiliates and Representatives) or use any Confidential Information.  In the event that Seller and/or Seller Parent are requested or required pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, Seller and/or Seller Parent (to the extent not prohibited by any Legal Requirement or Governmental Body) will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.8.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller and/or Seller Parent is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Body or otherwise or else stand liable for contempt, Seller and/or Seller Parent may so disclose the Confidential Information; provided, however, that Seller or Seller Parent, as applicable, shall use its reasonable best efforts to obtain, at the request of Purchaser and at Purchaser’s sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.  The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller and/or Seller Parent not in accordance with this Section 5.8.  Notwithstanding anything to the contrary contained in this Section 5.8, Seller and Seller Parent may use: (a) Residual Knowledge relating to the Acquired Companies; and (b) Confidential Information for any reasonable (and non-competitive) purpose, including as may be necessary for: (i) preparation of tax returns and financial statements which are the responsibility of Seller Parent or Seller; (ii) management and handling of any Tax audits and Tax disputes which are the responsibility of Seller Parent or Seller; (iii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation; or (iv) defense or settlement of (or otherwise for a reasonable purpose relating to) any matter set forth in Schedule 6.2(c).

5.9                               Release.  Each of Seller Parent and Seller, for itself, and its Subsidiaries, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Acquired Companies and each of their respective predecessors, successors and direct or indirect subsidiaries (collectively, the “Released Parties”), from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date to the extent related to any relationship between Seller Parent, Seller and any of their Subsidiaries (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, or the ownership or operation of the Acquired Companies prior to the Closing, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim.  Notwithstanding the preceding sentence of this Section 5.9, “Released Claims” does not include, and the provisions of this Section 5.9 shall not release or otherwise diminish, the obligations of any party set forth in or arising under any provisions of this Agreement or the agreements executed in connection with the transactions contemplated hereby.

5.10                        Change of Name.  Neither Seller nor Seller Parent shall use, or permit any of their Subsidiaries to use, the names, trade names, trademarks or service marks used by the Acquired Companies prior to the date of this Agreement, or any names confusingly similar thereto or any translations or derivatives thereof after Closing, and promptly after the Closing, Seller, Seller Parent and any other of their respective Subsidiaries using the name “Classmates” shall change its name accordingly.

5.11                        Tax Matters.

(a)                                 Filing of Tax Returns by Seller.  Seller shall: (i) timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to each Acquired Company on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Affiliate of Seller that is not an Acquired Company for Tax years or periods beginning on or before the Closing Date; and (ii) timely prepare and file (or cause to be timely prepared and filed) all other Tax Returns required to be filed by any Acquired Company with a due date (taking into account requests for extensions to file such returns) on or before the Closing Date.

(b)                                 Filing of Tax Returns by Purchaser.  Except for the Tax Returns described in Section 5.11(a), Purchaser shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Acquired Companies.  If such Tax Returns reflect any Taxes for which indemnification may be claimed from Seller pursuant to Section 6.2(d), then: (i) Purchaser shall prepare (or cause to be prepared) such Tax Returns in accordance with past practices of the Acquired Companies to the extent permitted by applicable Legal Requirements; (ii) completed drafts of such Tax Returns, and, in the case of any Tax Return for a Straddle Period, a pro forma Tax Return for the portion of the Straddle Period ending on the Closing Date, shall be submitted to Seller for Seller’s review not later than 30 days before the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date); and (iii) Seller shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) each such Tax Return delivered to it before the filing thereof.

(c)                                  Refunds.  Purchaser shall pay (or cause to be paid) to Seller any Tax refunds that are received by any Acquired Company (or Purchaser or any Affiliate of Purchaser on their behalf), and any amounts credited against Tax to which any Acquired Company (or Purchaser or any Affiliate of Purchaser on their behalf) becomes entitled, that relate to Tax periods (or portions of a Straddle Period) ending on or before the Closing Date (including any interest paid thereon and net of any out-of-pocket costs and Taxes incurred in respect of the receipt of the refund).  Upon Seller’s reasonable request and at Seller’s sole cost and expense, Purchaser shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents required to obtain such refunds, including through the carryback of any net operating losses that were incurred in a Tax period ending on or before the Closing Date, to which Seller is entitled pursuant to the immediately preceding sentence.

(d)                                 Tax Proceedings.  Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or any of its Affiliates (including, following the Closing and for the avoidance of doubt, any Acquired Company) of any written communication from a Governmental Body concerning any pending or threatened audit, claim, demand or administrative or judicial proceeding (a “Tax Claim”) that would be reasonably expected to give rise to a right of indemnification under this Agreement, and if and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure of Purchaser to provide such notice shall not release Seller from any of its obligations under this Agreement except to the extent Seller is prejudiced by such failure.  With respect to Tax Claims relating to Tax periods ending on or before the Closing Date, Seller shall have the right to: (i) prepare (or cause to be prepared) any amended Tax Returns required to be filed in connection with the resolution of a Tax Claim; and (ii) to control any Tax Claim, in each case to the extent that any such Tax Return or Tax Claim: (A) relates to any Pre-Closing

Tax Period; or (B) could reasonably be expected to result in any Tax liability with respect to which Seller has agreed to provide indemnification under this Agreement.  Upon Seller’s reasonable request, Purchaser shall file (or caused to be filed) any amended Tax Return described in the immediately preceding sentence and shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 5.11(d).  Except for Taxes paid on an affiliated, consolidated, combined, or unitary basis with Seller or its Affiliates, Seller shall not settle any Tax Claim without Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed, if such settlement would be likely to materially adversely affect Purchaser in a taxable period beginning after the Closing Date. The Purchaser and Seller shall jointly control any Tax Claim related to a Straddle Period, provided that no party shall settle any such Tax Claim without the other party’s consent, not to be unreasonably withheld, conditioned or delayed.

6.                                      INDEMNIFICATION, ETC.

6.1                               Survival of Representations, Etc.

(a)                                 Survival of Section 3 Representations.  Each of the representations and warranties set forth in Section 3 shall survive the Closing and shall expire, together with any right to assert a claim for recovery under Section 6.2 (such a claim, an “Indemnification Claim”) based on any alleged inaccuracy in or breach of such representations and warranties, on the date that is eighteen months after the Closing Date (the “General Termination Date”); provided, however, that the Fundamental Representations set forth in Section 3 shall expire, together with any right to assert an Indemnification Claim based on any alleged inaccuracy in or breach of such representations and warranties, on the date that is 60 days following the date on which the statute of limitations applicable thereto expires (each such date, a “Fundamental Representation Termination Date” and, together with the General Termination Date, the “Expiration Date”).  Notwithstanding the preceding sentence of this Section 6.1(a), if, at any time prior to the applicable Expiration Date, Purchaser (acting in good faith) delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties set forth in Section 3 and setting forth in reasonable detail the basis for Purchaser’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the applicable Expiration Date until such time as such Indemnification Claim is fully and finally resolved.  For the avoidance of doubt, the time limitations set forth in this Section 6.1 shall not apply to the matters contemplated by Section 6.2(b), (c), (d) and (e).

(b)                                 Survival of Section 2 Representations.  The representations and warranties set forth in Section 2 (the “Section 2 Representations”) shall survive the Closing and shall expire, together with any right to assert an Indemnification Claim based on any alleged inaccuracy in or breach of such representations and warranties, on the date that is 60 days following the date on which the statute of limitations applicable thereto expires.  Notwithstanding the preceding sentence of this Section 6.1(b), if, at any time prior to such expiration date, Purchaser (acting in good faith) delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties set forth in Section 2 and setting forth in reasonable detail the basis for Purchaser’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the expiration date until such time as such Indemnification Claim is fully and finally resolved.

(c)                                  Survival of Section 4 Representations.  Each of the representations and warranties set forth in Section 4 shall survive the Closing and shall expire, together with any right to assert a claim for recovery based on any alleged inaccuracy in or breach of such representations and warranties, on the date that is 60 days following the date on which the statute of limitations applicable thereto expires.  Notwithstanding the preceding sentence of this Section 6.1(c), if, at any time prior to such expiration date, Seller (acting in good faith) delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties set forth in Section 4 and setting forth in reasonable detail the basis for Seller’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the expiration date until such time as such Indemnification Claim is fully and finally resolved.

(d)                                 Termination of Representations; Time for Making Claims.  It is the express intent of Purchaser and Seller that, if the period prescribed by this Section 6.1 for the survival of the representations and warranties set forth in this Agreement and for the making of Indemnification Claims based on alleged inaccuracies in or breaches of such representations and warranties (such a period, a “Survival Period”) is shorter than the statute of limitations that would otherwise have been applicable to such representations and warranties or to Indemnification Claims based on alleged inaccuracies in or breaches of such representations and warranties, then, by contract, the statute of limitations applicable to such representations and warranties and Indemnification Claims shall be reduced to the Survival Period applicable to such representations and warranties and Indemnification Claims.  Subject to the penultimate sentence of Section 6.1(a) and the final sentence each of Section 6.1(b) and 6.1(c), Seller shall not be obligated to indemnify Purchaser after the last date that is within the Survival Period applicable to any particular Indemnification Claim, and all rights and remedies that may be exercised by Purchaser with respect to the representations and warranties set forth in this Agreement and any Indemnification Claims based on any alleged inaccuracies in or breaches of such representations and warranties will expire and terminate simultaneously with the ending of the Survival Period applicable to such representations and warranties.  Purchaser and Seller further acknowledge that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation between Purchaser and Seller and that Purchaser and Seller intend for the time periods to be enforced as agreed by Purchaser and Seller.

(e)                                  Fraud.  Notwithstanding the foregoing, nothing contained in this Section 6.1 or elsewhere in this Agreement shall limit Purchaser’s rights to bring claims against Seller based on Seller’s fraud or Seller’s rights to bring claims against Purchaser based on Purchaser’s fraud (it being understood that, for purposes of this Section 6, the term “fraud” shall mean fraud committed with the intent to deceive).

6.2                               Indemnification by Seller.  From and after the Closing (but subject to the other provisions of this Section 6), Seller shall indemnify Purchaser and its Affiliates (including the Acquired Companies), officers, directors, employees and agents (each, a “Purchaser Indemnitee”) against any Damages which are suffered by any Purchaser Indemnitee and which arise from:

(a)                                 any inaccuracy in or breach of any representation or warranty set forth in Section 2 or Section 3 or any certificate delivered hereunder;

(b)                                 any breach of any covenant of Seller set forth in Section 5 or elsewhere in this Agreement;

(c)                                  regardless of the disclosure of any matter set forth in the Disclosure Schedule, any matter set forth in Schedule 6.2(c);

(d)                                 any Indemnified Taxes; or

(e)                                  any of the Designated Pre-Closing Liabilities.

For the purposes of determining whether a breach of representation or warranty has occurred for the purposes of Section 6.2(a) and calculating the amount of Damages related thereto, any qualification as to “in all material respects” and a Material Adverse Effect contained in Section 3 shall be disregarded (it being understood that the word “Material” in the defined term “Material Contract(s)” and “material” before “Proprietary Assets” in Section 3.6(b) or “loss,” “interruption” or “assets” in Section 3.4(c), and the qualification as to Material Adverse Effect contained in Section 3.4(c), shall not be disregarded for any of such purposes).

6.3                               Other Matters Relating to Indemnification.

(a)                                 Effect of Knowledge.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser’s knowledge of the inaccuracy in or breach of, or of any facts or circumstances constituting or resulting in the inaccuracy in or breach of, any representations or warranties or covenants of Seller under this Agreement in any manner limit or prohibit Purchaser’s remedies under this Agreement.

(b)                                 Calculation of Damages; Insurance Proceeds and Tax Benefits.  The amount of any Damages that are subject to indemnification under this Section 6 shall be calculated net of: (i) any net Tax benefit actually received by Purchaser or any Affiliate of Purchaser as a cash reduction in Taxes payable in the year such Damages are incurred or in the immediately preceding year in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages; and (ii) the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by Purchaser or any Affiliate of Purchaser in connection with such Damages (net of any increase in premium or cost of recovery attributable thereto).  If Purchaser or any Affiliate of Purchaser receives a net Tax benefit of the type described in the first sentence of this Section 6.3(b) after an indemnification payment is made, Purchaser shall promptly pay the amount of such net Tax benefit to Seller at such time or times as and to the extent that such Tax benefit is realized.  Purchaser shall seek, and shall cause each of its Affiliates (including the Acquired Companies) to seek, full recovery under all insurance policies covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder.  In the event that any insurance or other recovery is made by Purchaser or any Affiliate of Purchaser with respect to any Damages for which Purchaser has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to Seller.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that none of it, any of the Acquired Companies, any of its other Affiliates or any Person who was an employee of any of the Acquired Companies as of or prior to the Closing shall have any rights or remedies under, or any access to coverage provided by, any insurance policies in effect prior to the Closing, except to the extent that: (A) the insurance policy is held in the name of, and provides coverage for, one or more of the Acquired Companies; (B) Seller, in its sole discretion, agrees to provide any such employee with access to such insurance; or (C) access to workers’ compensation insurance policies in effect prior to the Closing must remain available to the Acquired Companies and/or any such employees under applicable Legal Requirements.  If, following the Closing, any of the Acquired Companies (or any Person who was an employee of any of the Acquired Companies as of or prior to the Closing) validly asserts a claim under applicable workers’ compensation insurance policies of Seller or any of its Affiliates in effect prior to the Closing: (x) Purchaser and Seller shall use reasonable best efforts to ensure that proper notice of such claim (and any required information relating to such claim) is timely provided in accordance with the applicable insurance policy (and Purchaser shall simultaneously with providing such notice and information to the insurer cause the same to be provided to Seller); (y) Purchaser (and/or the Acquired Companies) shall be solely responsible for all deductibles applicable to such claim (solely to the extent such claim is related to a set of facts or circumstances arising after the Closing Date); and (z) none of Purchaser, any of the Acquired Companies or any other Affiliate of Purchaser shall commence any Legal Proceeding against the insurer without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                                  Qualifying Claims; Deductible.  Subject to Section 6.3(f), Seller shall not be required to make any indemnification payment pursuant to Section 6.2(a) (other than with respect to any breach of or inaccuracy in any Fundamental Representation): (i) unless the amount of Damages from any individual inaccuracy in or breach of any representation or warranty made by Seller in this Agreement (or multiple inaccuracies or breaches of the same representation or warranty or of different representations and warranties, but based on similar events, conditions, facts or circumstances) exceeds $15,000 (such a claim for an amount of Damages exceeding $15,000, a “Qualifying Claim”); and (ii) until such time as the total amount of all Damages arising from all Qualifying Claims exceeds $300,000 (the “Deductible”).  If the total amount of all of the Damages that arise from Qualifying Claims exceeds the Deductible, then Purchaser shall be entitled to be indemnified against only the amount of such Damages arising from Qualifying Claims that are in excess of the Deductible.

(d)                                 Liability Cap.  Subject to Section 6.3(f), Purchaser agrees that the total amount of Damages for which it is entitled to seek or obtain indemnification (and the maximum amount of payments required to be made by Seller):

(i)                                    pursuant to Section 6.2(a) (other than with respect to any breach of or inaccuracy in any Fundamental Representation) shall be limited to $3,000,000 in the aggregate; and

(ii)                                pursuant to: Section 6.2(a) with respect to any breach of or inaccuracy in any Fundamental Representation shall be limited to the Purchase Price.

(e)                                  Mitigation.  Promptly after Purchaser becomes aware of any event or circumstance that would reasonably be expected to constitute or give rise to any inaccuracy in or breach of any representation, warranty or covenant of Seller set forth in this Agreement, Purchaser shall (and shall cause the Acquired Companies to) take all commercially reasonable steps to mitigate and minimize all Damages that may result from such inaccuracy or breach.

(f)                                   Applicability of Limitations.  The limitations set forth in Section 6.3(c) and Section 6.3(d) shall not apply to any claim by Purchaser based on Seller’s fraud.

6.4                               Claims.

(a)                                 Claim Notices.  Following the Closing, if Purchaser has or any other Purchaser Indemnitee claims to have incurred or suffered Damages for which it may be entitled to indemnification under this Section 6 and desires to exercise any rights or remedies it may have under this Agreement with respect thereto, Purchaser shall deliver a written claim notice (a “Claim Notice”) to Seller.  Each Claim Notice shall: (a) state that Purchaser believes that there is or has been a breach of a representation, warranty or covenant contained in this Agreement or that an amount is owed under Section 6.2(c), (d) or (e); (b) contain a reasonably detailed description (if and to the extent then known) of the circumstances supporting Purchaser’s belief that there is or has been such a breach or that an amount is owed, as applicable; and (c) if and to the extent then reasonably quantifiable and known, contain a good faith, non-binding, preliminary estimate of the amount of Damages Purchaser claims to have so incurred (the “Claimed Amount”).

(b)                                 Response Notices.

(i)                                    Within 25 days after receipt by Seller of a Claim Notice (the “Dispute Period”), Seller may deliver to Purchaser a written response (the “Response Notice”) in which Seller: (i) agrees that the full Claimed Amount is owed to Purchaser; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to Purchaser; or (iii) indicates that no part of the Claimed Amount is owing to Purchaser.  Any part of the Claimed Amount that is not agreed to be owing to Purchaser pursuant to the Response Notice shall be the “Contested Amount.”

(ii)                                If Seller delivers a Response Notice agreeing that the full Claimed Amount is owed to Purchaser, then Seller shall, within 7 business days following the delivery of such Response Notice, pay the Claimed Amount to Purchaser.

(iii)                            If Seller delivers a Response Notice agreeing that less than the full Claimed Amount is owed to Purchaser, then Seller shall, within 7 business days following the delivery of such Response Notice, pay the Agreed Amount to Purchaser.

(iv)                             If, with respect to a given Claim Notice, Seller does not deliver a Response Notice within the Dispute Period in accordance with Section 6.4(b) or Seller delivers a Response Notice indicating that there is a Contested Amount, Seller and Purchaser shall attempt in good faith to resolve the dispute related to the Claim Notice.  If Purchaser and Seller resolve such dispute, such resolution shall be binding on Seller and Purchaser, and a settlement agreement shall be signed by Purchaser and Seller.  Seller shall, within 7 business days following the execution of such settlement agreement, or such shorter or longer period as may be set forth in the settlement agreement, pay the amount, if any, specified in such settlement agreement to Purchaser.

(c)                                  Dispute Resolution.  If Seller and Purchaser are unable to resolve the dispute relating to any Claim Notice, then the dispute shall be resolved in accordance with Section 7.6.

6.5                               Third Party Claims.

(a)                                 Notice of Third Party Claims.  Purchaser shall give Seller prompt written notice of the commencement of any claim or Legal Proceeding with respect to which Seller may become obligated to indemnify Purchaser or any other Purchaser Indemnitee pursuant to this Section 6; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under this Section 6 (except to the extent such failure prejudices the defense of such claim or Legal Proceeding).

(b)                                 Defense of Third Party Claims.  Except as set forth below and in Section 6.5(c) and with respect to Tax Claims (which shall be exclusively covered by Section 5.11(d)), in the event of the assertion or commencement by any Person (other than a party to this Agreement) of any claim or Legal Proceeding with respect to which Seller may become obligated to indemnify Purchaser or any other Purchaser Indemnitee pursuant to this Section 6, Seller shall be entitled to control the defense of any such claim or Legal Proceeding with counsel reasonably satisfactory to Purchaser, and Purchaser shall be entitled to participate in (but not control) the defense of any such claim or Legal Proceeding, with its counsel and at its own expense; provided, however, that if Seller does not assume the defense of any such claim or Legal Proceeding within 15 days after the receipt of notice of such claim or Legal Proceeding, Purchaser shall be entitled to control the defense of such claim or Legal Proceeding indefinitely thereafter. Notwithstanding the foregoing, in no event shall Seller be permitted to defend against any such claim or Legal Proceeding: (i) unless Seller agrees in writing to indemnify the Purchaser

Indemnitees for any Damages arising out of such claim or Legal Proceeding; (ii) unless Seller provides Purchaser with evidence reasonably acceptable to Purchaser that Seller will have the financial resources to defend against such claim or Legal Proceeding and fulfill its indemnification obligations hereunder; (iii) if the claim or Legal Proceeding involves a criminal charge; (iv) if the claim or Legal Proceeding seeks, as its principal remedy, an injunction or other equitable relief; (v) if settlement of, or an adverse judgment with respect to, the claim or Legal Proceeding would, in the good faith judgment of Purchaser, likely establish a precedential custom or practice adverse to the continuing business interests or the reputation of Purchaser; (vi) if Purchaser reasonably determines that the aggregate amount of Damages arising out of such claim or Legal Proceeding would exceed the maximum indemnification liability of Seller with respect to such claim or Legal Proceeding under this Section 6 (taking into account any previous indemnification payments paid or payable by Seller hereunder); or (vii) if Seller does not conduct the defense of such claim or Legal Proceeding actively and diligently.  Except as set forth in Section 6.5(c), neither Purchaser nor Seller shall settle or compromise any such claim or Legal Proceeding subject to the indemnification provisions of this Agreement without the prior written consent of Seller or Purchaser, as the case may be, which consent shall not be unreasonably withheld or delayed.

(c)                                  Certain Existing Claims.  Notwithstanding anything to the contrary contained herein, Seller Parent and Seller shall have the sole right to control the defense of any claim or Legal Proceeding relating to or arising from the matters set forth in Schedule 6.2(c); provided, that Seller and Seller Parent shall keep Purchaser and the Acquired Companies reasonably apprised on a reasonably current basis of the status of any such claim or Legal Proceeding, including by providing copies of any legal pleadings or settlement offers, in each case promptly following filing or receipt thereof, and provide copies of other material documents as may be reasonably requested by Purchaser from time to time (it being understood that with respect to any information that is subject to a confidentiality agreement or the attorney-client privilege, Purchaser shall, and shall cause the Acquired Companies to, reasonably cooperate with Seller or Seller Parent with respect to entering into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, prior to receiving access to such information).  Further, Seller will have the right, in its sole discretion and without the consent of any other Person, to settle or compromise any such claim or Legal Proceeding, provided that either: (i) the sole relief related to such settlement or compromise is monetary damages; or (ii) the relief related to such settlement or compromise will not adversely impact (in any respect) the business of the Acquired Companies.  With respect to any settlement or compromise of any claim or Legal Proceeding relating to or arising from the matters set forth in Schedule 6.2(c) that is not contemplated by clause “(i)” or “(ii)” of the immediately preceding sentence, Purchaser shall not unreasonably withhold, condition or delay its consent thereto.  Purchaser shall reasonably cooperate, and shall cause the Acquired Companies to reasonably cooperate, at Seller’s sole cost and expense, in the defense of any claim or Legal Proceeding contemplated by (and in the pursuit of any insurance for the matters referred to in) this Section 6.5(c), including by providing Seller Parent and Seller (and any other Person entitled thereto) with reasonable access to and copies of documents related to such Legal Proceeding and making employees of the Acquired Companies who have information relevant to any such Legal Proceedings reasonably available to assist in such defense.  For the avoidance of doubt, any amounts recovered under any insurance policy applicable to the matters set forth in Schedule 6.2(c) shall be for the sole benefit of (and paid to) Seller Parent or Seller.

6.6                               Exclusive Remedy.  Subject to any injunction or other equitable remedies that may be available to Purchaser, from and after the Closing, Seller shall not be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to Purchaser for a breach of this Agreement or in connection with the Stock Purchase or the other transactions contemplated by this Agreement except as expressly provided in this Section 6, and, subject to the foregoing, this Section 6 provides the exclusive remedy and cause of action of Purchaser against Seller with respect to any matter arising out of or in connection with a breach of this Agreement or in connection with the Stock Purchase and the other transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, no claim based on Seller’s fraud shall be subject to the limitations of this Section 6.6.

6.7                               Time to Bring Claims.  Subject to the limitations set forth in Section 6.1, pursuant to Section 8106, Title 10 of the Delaware Code, the parties agree that a claim may be brought by any of the parties to this Agreement to enforce the terms of this Agreement or to seek indemnification for a breach of any representation, warranty or other term of this Agreement, at any time during the survival periods specified herein and, in the absence of any such specified survival periods, until the expiration of the applicable statute of limitations under the laws of the State of Delaware to bring any such claim or action related to this Agreement.

7.                                      MISCELLANEOUS PROVISIONS

7.1                               Further Assurances.  Each of Seller and Purchaser shall execute and cause to be delivered to each other such instruments and other documents, and shall take such other actions, as each may reasonably request for the purpose of carrying out or evidencing the Stock Purchase or any of the other transactions contemplated by this Agreement.

7.2                               Fees and Expenses.  Except as otherwise set forth in this Agreement, each party to this Agreement shall bear and pay all fees and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

7.3                               Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) two business days after being sent by registered mail, by courier or express delivery service or by facsimile, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Purchaser:

Intelius Holdings, Inc.

c/o H.I.G. Capital, LLC

1 Market Street — Spear Tower

18th Floor

San Francisco, CA 94105

Facsimile: (415) 439-5525

Attention: Elliot Maluth

Amanda Kalin

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606

Facsimile: (312) 984-7594

Attention: Brooks B. Gruemmer

Michael J. Sartor

If to Seller:

Classmates Media Corporation

c/o United Online, Inc.

21255 Burbank Boulevard, Suite 400

Woodland Hills, CA 91367

Facsimile: (818) 287-3011

Attention: Legal Department

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Facsimile: (650) 802-3100

Attention: Keith A. Flaum

7.4                               Headings.  The bold-faced and/or underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.5                               Counterparts and Exchanges by Fax or Email.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or email shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.6                               Governing Law; Venue; Jurisdiction.

(a)                                 This Agreement and any claim, controversy or dispute arising out of or related to this Agreement (whether arising in contract, tort, equity or otherwise) shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)                                 Any Legal Proceeding relating to this Agreement or to the enforcement of any provision of this Agreement (whether arising in contract, tort, equity or otherwise) may be brought or otherwise commenced in the Court of Chancery of the State of Delaware, any state appellate court therefrom within the State of Delaware or any federal court located within the State of Delaware.  The parties: (i) expressly and irrevocably consent and submit to the jurisdiction of any such court in connection with any such Legal Proceeding; (ii) agree that service of any process, summons, notice or document by U.S. mail addressed as set forth in Section 7.3 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (iii) agree that the courts of the State of Delaware, as described above, shall be deemed to be a convenient forum; (iv) agree not to assert (by way of motion, as a defense or otherwise), in such court, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (v) that a judgment in such Legal Proceeding may be enforced in other competent jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements.

7.7                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective successors and permitted assigns, if any.  Neither party hereto may assign this Agreement or any or all of its rights under this Agreement or delegate any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the prior written consent of the other party hereto, and any such attempted assignment or delegation without such consent shall be void and of no effect; provided, however, that Purchaser may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder); (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Purchaser, the Acquired Companies or any of their respective Affiliates; or (c) assign its rights under this Agreement to any Person that acquires the Acquired Companies or all or substantially all of their assets.

7.8                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE).

7.9                               Specific Performance.  Subject to Section 6.6, the rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

7.10                        Waiver.

(a)                                 No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                 No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.11                        Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

7.12                        Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.13                        Parties in Interest.  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than: (i) the parties hereto and their respective successors and assigns (if any); and (ii) the Purchaser Indemnitees.

7.14                        Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that that certain Letter Agreement, dated as of September 10, 2014, by and between H.I.G. Capital Management, Inc. and Seller Parent, as amended by Amendment #1, dated as of November 20, 2014, shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

7.15                        Seller Parent Guarantee.  Seller Parent unconditionally guarantees to Purchaser the due and punctual performance of the obligations of Seller under this Agreement and the transactions contemplated by this Agreement (the “Seller Guaranteed Obligations”).  If, for any reason whatsoever, Seller shall fail, or be unable, to duly, punctually and fully pay or perform the Seller Guaranteed Obligations, Seller Parent will forthwith perform, or cause to be performed, the Seller Guaranteed Obligations.

7.16                        Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)                                 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

INTELIUS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Amanda Kalin
Name: Amanda Kalin
Title: Secretary

[Signature Page to Stock Purchase Agreement]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SELLER PARENT:

UNITED ONLINE, INC.,
a Delaware corporation

By:	/s/ Francis Lobo
Name: Francis Lobo
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SELLER:

CLASSMATES MEDIA CORPORATION,
a Delaware corporation

By:	/s/ Edward Zinser
Name:	Edward Zinser
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Companies.  “Acquired Companies” shall mean: (a) the Company; and (b) each of the Acquired Company Subsidiaries.

Acquired Company Contract.  “Acquired Company Contract” shall mean any Contract: (a) to which any Acquired Company is a party; or (b) under which any Acquired Company has any right or obligation.

Acquired Company Employee.  “Acquired Company Employee” shall have the meaning set forth in Section 3.10(a).

Acquired Company Employee Plan.  “Acquired Company Employee Plan” shall have the meaning set forth in Section 3.10(b).

Acquired Company Proprietary Asset.  “Acquired Company Proprietary Asset” shall mean any Proprietary Asset owned by or licensed (or in the case of Sections 3.6(d) and 3.6(e), exclusively licensed) to any of the Acquired Companies.

Acquired Company Subsidiaries.  “Acquired Company Subsidiaries” shall mean all of the Company’s Subsidiaries, including Opobox, Inc, a Delaware corporation, and Yearbook Archives, Inc., a Delaware corporation.

Acquired Company Tax Return.  “Acquired Company Tax Return” shall mean any return, report, statement, schedule, form, election, or certificate filed with or submitted to, or required to be filed with or submitted to, any Governmental Body by any of the Acquired Companies in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Affiliate.  “Affiliate” shall mean, with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

Affiliate Contract.  “Affiliate Contract” shall have the meaning set forth in Section 3.17.

Aggregate Adjustment Amount.  “Aggregate Adjustment Amount” shall have the meaning set forth in Section 1.2(a).

Agreed Amount.  “Agreed Amount” shall have the meaning set forth in Section 6.4(b)(i).

Agreement.  “Agreement” shall have the meaning set forth in the Preamble.

Applicable Area.  “Applicable Area” shall mean the United States and Canada.

Balance Sheet Date.  “Balance Sheet Date” shall have the meaning set forth in Section 3.4(a).

Business.  “Business” shall mean the business of: (a) establishing, marketing, maintaining or operating social media networking websites principally focused upon facilitating social interaction among alumni of educational institutions; (b) purchasing or acquiring yearbooks for the purpose of photo extraction, name extraction or data resale; and (c) maintaining a database of high school names and class members for the purpose of facilitating online social media interactions between alumni.

Buyer’s Cafeteria Plan.  “Buyer’s Cafeteria Plan” shall have the meaning set forth in Section 5.3(d).

Cash on Hand.  “Cash on Hand” shall mean cash and cash equivalents, determined in accordance with GAAP, but expressly excluding any restricted cash or third-party deposits.

CERCLA.  “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Governmental Authorizations, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Governmental Authorizations or guidance.

Change of Control Payment.  “Change of Control Payment” shall mean any bonus, retention, termination, severance or other similar payment obligation of any Acquired Company that is payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement to any present or former director, officer, shareholder, employee, independent contractor, consultant, adviser or other Persons, but excluding termination or severance payments made by Purchaser or any Acquired Company if Purchaser or an Acquired Company elects to terminate Acquired Company Employees after the Closing Date.

Claim Notice.  “Claim Notice” shall have the meaning set forth in Section 6.4(a).

Claimed Amount.  “Claimed Amount” shall have the meaning set forth in Section 6.4(a).

Closing.  “Closing” shall have the meaning set forth in Section 1.2(d).

Closing Company Transaction Expenses. “Closing Company Transaction Expenses” shall mean the aggregate amount of unpaid Company Transaction Expenses as of immediately prior to the Closing.

Closing Date.  “Closing Date” shall have the meaning set forth in Section 1.2(d).

Closing Date Balance Sheet.  “Closing Date Balance Sheet” shall have the meaning set forth in Section 1.3(a).

Closing Date Indebtedness.  “Closing Date Indebtedness” shall have the meaning set forth in Section 1.2(a).

Closing Date Funded Indebtedness.  “Closing Date Funded Indebtedness” shall have the meaning set forth in Section 1.2(c)(ii)(5).

Closing Date Net Working Capital Amount.  “Closing Date Net Working Capital Amount” (which may be a positive or a negative number) shall mean: (a) the total current assets of the Acquired Companies (excluding any current or deferred Tax assets), including Cash on Hand (none of which shall be held in bank accounts outside of the United States), as of 12:01 a.m. Pacific Time on the Closing Date; minus (b) the total current liabilities (excluding any current or deferred Tax liabilities, any Indebtedness, and any Company Transaction Expenses) of the Acquired Companies as of 12:01 a.m. Pacific Time on the Closing Date, in each case calculated in accordance with the sample calculation attached hereto as Exhibit D for the illustrative purposes.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company.  “Company” shall have the meaning set forth in the Recitals.

Company Common Stock.  “Company Common Stock” shall mean the shares of common stock of the Company, par value $0.001 per share.

Company Financial Statements.  “Company Financial Statements” shall have the meaning set forth in Section 3.4(a).

Company Insurance Agreements.  “Company Insurance Agreements” shall mean the insurance policies with respect to which the Acquired Companies are a party, a named insured or otherwise the beneficiary of coverage.

Company Transaction Expenses.  “Company Transaction Expenses” shall mean any and all: (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Acquired Companies in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed by an Acquired Company to any consultants, auditors, accountants, attorneys, brokers or investment bankers); (b) any Change of Control Payments; and (c) payroll, employment or other similar Taxes, if any, required to be paid by the Acquired Companies with respect to the amounts payable pursuant to this Agreement, the amounts described in clause “(a)” and “(b),” or the forgiveness of any loans or other obligations owed by employees in connection with the transactions contemplated by this Agreement.

Confidential Information.  “Confidential Information” shall mean any information concerning the business and affairs of the Acquired Companies, provided that Confidential Information does not include information: (a) already generally available to the public; (b) information that is or becomes available to Seller Parent or its Representatives on a non-confidential basis from a source, other than from the Acquired Companies, which Seller Parent reasonably believes was not prohibited from so disclosing such portions by a contractual, legal or fiduciary obligation; or (c) is independently developed by Seller Parent, Seller or any Subsidiary of Seller Parent or their respective Representatives without use of the Acquired Companies’ confidential information.

Consent.  “Consent” shall mean any approval, consent or authorization, permission or waiver of, or registration, declaration or other written action or filing with or exemption by such Person.

Contested Amount.  “Contested Amount” shall have the meaning set forth in Section 6.4(b)(i).

Contract.  “Contract” shall mean any legally binding: (a) written or oral agreement; (b) obligation; (c) undertaking; (d) license; (e) commitment; (f) promise; or (g) contract.

Damages.  “Damages” shall mean any loss, damage, fee (including reasonable attorneys’ fees actually paid in connection with such Damages), penalty, Tax, cost or expense; provided, however, that Damages shall not include punitive damages unless recovered by a third party.

Deductible.  “Deductible” shall have the meaning set forth in Section 6.3(c).

Designated Pre-Closing Liabilities.  “Designated Pre-Closing Liabilities” shall mean: (a) any Closing Date Indebtedness which did not reduce the Purchase Price pursuant to Section 1.3; (b) any Closing Company Transaction Expenses which did not reduce the Purchase Price pursuant to Section 1.3;  (c) any claims against the Acquired Companies by officers and directors of the Acquired Companies for indemnification relating to any acts or omissions occurring prior to the Closing; and (d) any liabilities arising out of or relating to any Excluded Subsidiaries or the Pre-Closing Reorganization.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller.

Dispute Period.  “Dispute Period” shall have the meaning set forth in Section 6.4(b)(i).

Employee Benefit Plan.  “Employee Benefit Plan” shall have the meaning set forth in Section 3.10(b).

Encumbrance.  “Encumbrance” shall mean any lien, charge, security interest, encroachment or similar encumbrance.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental, Health, and Safety Requirements.  “Environmental, Health, and Safety Requirements” shall mean all Legal Requirements concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

ERISA.  “ERISA” shall have the meaning set forth in Section 3.10(b).

Estimated Aggregate Adjustment Amount.  “Estimated Aggregate Adjustment Amount” shall have the meaning set forth in Section 1.2(b).

Estimated Purchase Price.  “Estimated Purchase Price” shall have the meaning set forth in Section 1.2(b).

Expiration Date.  “Expiration Date” shall have the meaning set forth in Section 6.1(a).

Firm.  “Firm” shall have the meaning set forth in Section 1.3(c).

Fundamental Representations.  “Fundamental Representations” shall mean the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4(a), 2.5, 2.6, 3.1(a), 3.3, 3.9, 3.12(a) and 3.14.

Fundamental Representation Termination Date.  “Fundamental Representation Termination Date” shall have the meaning set forth in Section 6.1(a).

GAAP.  “GAAP” shall mean U.S. generally accepted accounting principles.

General Termination Date.  “General Termination Date” shall have the meaning set forth in Section 6.1(a).

Governmental Authorization.  “Governmental Authorization” shall mean any permit, license, registration, qualification or authorization issued by any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; or (b) federal, state, local, municipal, foreign or other government.

Hazardous Substances.  “Hazardous Substances” shall mean: (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species; (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements; and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

Indebtedness.  “Indebtedness” shall mean with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, whether current or funded, fixed or contingent, secured or unsecured; (b) all obligations of such Person for the deferred purchase price of assets, property or services including the amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (it being understood that this clause “(b)” does not include accounts payable that are reflected in the calculation of the Closing Date Net Working Capital Amount); (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (d) all obligations under capital leases (which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP); (e) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or similar facilities (but only to the extent drawn or called); (f) all obligations under any interest rate, currency or similar hedging agreement; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interest of such Person or any options, rights or warrants to acquire the foregoing; (h) all obligations of such Person with respect to synthetic leases or any similar off-balance sheet financings; (i) all obligations of such Person with respect to any other long-term, non-ordinary course unfunded liabilities of such Person of the type required to be reflected in the “liabilities” column of a balance sheet of the Company prepared in accordance with GAAP or in the footnotes thereto, (j) all direct or indirect guarantee, support, keep well or other security obligations of such Person with respect to obligations of the kind referred to in clauses “(a)” through “(g)” of this definition, including, with respect to items “(a)” through “(i)” of this Agreement, all outstanding principal, prepayment premiums, breakage costs, accrued interest, fees and expenses related thereto.

Indemnification Claim.  “Indemnification Claim” shall have the meaning set forth in Section 6.1(a).

Indemnified Taxes.  “Indemnified Taxes” shall mean: (a) all Taxes imposed on or incurred by any Acquired Company with respect to any Pre-Closing Tax Period (including, for any Straddle Period, all Taxes of any Acquired Company that relate to the portion of such Straddle Period ending on the Closing Date); (b) any applicable sales, use, transfer, stamp, stock transfer or similar Taxes that are, or become due and payable as a result of the transactions contemplated herein; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law); and (d) all Taxes of any Person (other than any Acquired Company) imposed on an Acquired Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring prior to the Closing Date, in each case except to the extent such Taxes are reflected as a liability in the calculation of Net Working Capital Adjustment pursuant to Section 1.3 or are attributable to any actions taken by Purchaser or its Affiliates after the Closing on the Closing Date.  For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Tax Period, the portion of such Tax that relates to the Pre-Closing Tax Period will: (i) in the case of any Taxes other than income Taxes or Taxes based upon or related to receipts or payroll, be deemed to equal the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period; and (b) in the case of any income Taxes or Taxes based upon or related to receipts or payroll, be deemed to equal the amount that would be payable if the relevant taxable period ended on the Closing Date.

Key Supplier.  “Key Supplier” shall have the meaning set forth in Section 3.13(a).

knowledge.  Information shall be deemed to be known to or to the “knowledge” of Seller if that information is actually known by Abani Heller, John Heffernan, Ed Zinser, Chris Burke and Brad Toney and any other director or officer of Seller or the Company or would reasonably be expected to be known by such person after reasonable investigation by such person.  Information shall be deemed to be known or to the “knowledge” of Purchaser if that information is actually known by any director or officer of Purchaser or Amanda Kalin, Matthew Robinson or Eric Nusbaum or would reasonably be expected to be known by such person after reasonable investigation by such person.

Leased Real Property.  “Leased Real Property” shall mean the parcels of land leased or licensed to, or otherwise used or occupied under grant of easement or other contractual right by, whether written or oral, any Acquired Company, together with all fixtures, buildings, structures and improvements thereon and all easements and other rights and interest appurtenant thereto, and all rights and privileges of the Acquired Companies under the Real Property Leases related thereto.

Leave Employee.  “Leave Employee” shall have the meaning set forth in Section 5.3(a).

Lessor Instruments.  “Lessor Instruments” shall have the meaning set forth in Section 3.16(b).

Legal Proceeding.  “Legal Proceeding” shall mean any suit, audit, investigation, litigation or legal proceeding commenced by or before any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any domestic federal, state or local law, statute, rule, constitution or regulation issued, enacted or promulgated by any Governmental Body, or applicable common law.

Made Available.  A document or any information shall be deemed to have been “Made Available” if such document or information was either: (a) uploaded at least two business days prior to the Closing Date to the “Project Redhawk” virtual data room prepared and maintained by Seller on datasite.merillcorp.com (or other similar website administered by Merrill) in connection with the Agreement; or (b) was delivered by email to Purchaser or its Representatives in connection with their review of the Acquired Companies.

Material Adverse Effect.  A violation, event, circumstance, occurrence or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Companies if such violation, event, circumstance, occurrence or other matter, individually or in the aggregate with any other violation, event, circumstance, occurrence or other matter, would have, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Acquired Companies: (a) any adverse effect resulting from or arising out of the announcement or pendency of this Agreement or the Stock Purchase in accordance with the terms of this Agreement; (b) any adverse effect resulting from or arising out of general economic conditions to the extent that they do not disproportionately affect the Acquired Companies, taken as a whole; (c) any adverse effect resulting from or arising out of general conditions in the industries in which the Acquired Companies operate to the extent that they do not disproportionately affect the Acquired Companies, taken as a whole; (d) any adverse effect resulting from any changes to GAAP; or (e) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof to the extent that they do not disproportionately affect the Acquired Companies, taken as a whole.

Material Contract.  “Material Contract” shall have the meaning set forth in Section 3.7(a).

Most Recent Balance Sheet.  “Most Recent Balance Sheet” shall have the meaning set forth in Section 3.4(a).

Net Working Capital Adjustment.  “Net Working Capital Adjustment” shall have the meaning set forth in Section 1.2(a).

Notice of Dispute.  “Notice of Dispute” shall have the meaning set forth in Section 1.3(b).

Open Source Software.  “Open Source Software” shall mean any Software that is subject to the terms of any license agreement in a manner that requires that such Software, or other Software incorporated into, derived from or distributed with such Software, be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge.

Organizing Documents.  “Organizing Documents” shall have the meaning set forth in Section 3.2.

Permitted Encumbrances.  “Permitted Encumbrances” shall mean: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings in each case for which adequate reserves have been established and in the calculation of Closing Date Net Working Capital; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements not incurred in connection with the borrowing of money, except to the extent such liens have been waived in the Real Property Leases; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and not incurred in connection with the borrowing of money; and (e) liens, charges, security interests or encumbrances that do not materially interfere with the use, operation, occupancy, value, marketability, or transfer of, or any of the benefits of ownership of or use or occupancy rights to, the property subject thereto.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Post-Closing Certificate.  “Post-Closing Certificate” shall have the meaning set forth in Section 1.3(a).

Pre-Closing Certificate.  “Pre-Closing Certificate” shall have the meaning set forth in Section 1.2(b).

Pre-Closing Restructuring.  “Pre-Closing Restructuring” shall have the meaning set forth in the Recitals.

Pre-Closing Tax Period.  “Pre-Closing Tax Period” shall mean with respect to any Acquired Company, any taxable period that ends on or before the Closing Date, and that portion of any Straddle Period ending on (and including) the Closing Date.

Privacy Laws.  “Privacy Laws” shall mean all Legal Requirements and self-regulatory programs concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure and/or disposal of personally identifiable information including state consumer protection Laws, state breach notification Laws, state social security number protection Laws, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Fair Credit Reporting Act and its state law equivalents, the California Online Privacy Protection Act, the Massachusetts Data Security Regulations (201 CMR 17.00 et seq.) and similar state data security laws, each as amended to the date hereof, as well as the Payment Card Industry Data Security Standards, the Payment Application Data Security Standards and all related individual card brand rules and requirements.

Proprietary Asset.  “Proprietary Asset” shall mean any intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) inventions, invention disclosures, discoveries and improvements (whether or not patentable), issued patents and patent applications, and counterparts claiming priority therefrom, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, service marks, certification marks, collective marks, logos, symbols, slogans, trade dress, trade names, corporate names, domain names, other source or business identifiers (and all translations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill of the business associated with each of the foregoing; (c) works of authorship and other copyrightable subject matter, whether registered or unregistered, and whether or not published, including copyrights, databases, and standards, (and all translations, derivative works, adaptations, compilations, and combinations of the foregoing); (d) trade secrets, know-how, confidential information, inventions and discoveries, ideas, processes, proprietary information, customer lists, technical information, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law; (e) Software; and (f) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

Purchase Price.  “Purchase Price” shall have the meaning set forth in Section 1.2(a).

Purchaser.  “Purchaser” shall have the meaning set forth in the Preamble.

Purchaser Indemnitee.  “Purchaser Indemnitee” shall have the meaning set forth in Section 6.2.

Qualifying Claim.  “Qualifying Claim” shall have the meaning set forth in Section 6.3(c).

Real Property Leases. “Real Property Leases” shall mean all leases, lease guaranties, subleases, licenses, easements and Contracts, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments and modifications thereof.

Released Claims.  “Released Claims” shall have the meaning set forth in Section 5.9.

Released Parties.  “Released Parties” shall have the meaning set forth in Section 5.9.

Releasors.  “Releasors” shall have the meaning set forth in Section 5.9.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Residual Knowledge.  “Residual Knowledge” shall mean any information that is retained in the unaided memories of Seller’s or Seller Parent’s Representatives who have had access to Confidential Information of the Acquired Companies.

Response Notice.  “Response Notice” shall have the meaning set forth in Section 6.4(b)(i).

Section 2 Representations.  “Section 2 Representations” shall have the meaning set forth in Section 6.1(b).

Seller.  “Seller” shall have the meaning set forth in the Preamble.

Seller Cafeteria Plan.  “Seller Cafeteria Plan” shall have the meaning set forth in Section 5.3(d).

Seller Guaranteed Obligations.  “Seller Guaranteed Obligations” shall have the meaning set forth in Section 7.15.

Seller Parent.  “Seller Parent” shall have the meaning set forth in the Preamble.

Shares.  “Shares” shall have the meaning set forth in the Recitals.

Software.  “Software” shall mean computer programs or software including data files, source code, object code, interfaces, specifications and related documentation.

Subsidiary.  “Subsidiary” shall mean, with respect to any Person, any Entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

Straddle Period.  “Straddle Period” shall mean any taxable year or period beginning before and ending after the Closing Date.

Stock Purchase.  “Stock Purchase” shall have the meaning set forth in the Recitals.

Survival Period.  “Survival Period” shall have the meaning set forth in Section 6.1(d).

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, value-added tax, excise tax, transfer tax, sales tax, use tax, property tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty or escheat obligations), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body, whether disputed or not.

Tax Claim.  “Tax Claim” shall have the meaning set forth in Section 5.11(d).

Tax Return.  “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed (or required to be filed) with a Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

Target Net Working Capital Amount.  “Target Net Working Capital Amount” shall mean negative $19,499,894.

Transaction Value.  “Transaction Value” shall have the meaning set forth in Section 1.2(a).

Transition Services Agreement.  “Transition Services Agreement” shall have the meaning set forth in Section 1.2(c)(i)(2).

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

B-1

EXHIBIT C

FORM OF POST-CLOSING CERTIFICATE

C-1

EXHIBIT D

ILLUSTRATIVE EXAMPLE OF THE

CLOSING DATE NET WORKING CAPITAL AMOUNT

D-1

SCHEDULE 1.2(c)(ii)(1)

CONTINUING OFFICERS & DIRECTORS

Bradley Toney

SCHEDULE 5.5(a)

ACQUIRED COMPANIES’ KEY EMPLOYEES LIST

1.              Abani Heller

2.              Brad Toney

3.              Chris Burke

4.              Mindy Stoffels

5.              Paul Skillen

6.              Shawn McGehee

7.              Lindsey Johnson

8.              Cora Martin

9.              Brian Hartman

10.       Robert Rufh

11.       Tracy Jarvis

12.       Ross Marshall

13.       Erin Kelly

14.       Angela Foss

15.       Ry Robinson

SCHEDULE 5.5(b)

SELLER PARENT’S KEY EMPLOYEES LIST

None

SCHEDULE 6.2(c)

CERTAIN INDEMNIFIABLE MATTERS

1.              Memory Lane, Inc. v. Classmates International, Inc., et al. SACV 11-00940 JLS (RNB), filed in the United States District Court, Central District of California, Southern Division, and is currently on appeal up to the United States Court of Appeals for the Ninth Circuit

2.              The investigation (and any related Legal Proceedings and settlement terms) by certain states’ Attorney General and related Multistate Work Groups with respect to the Company’s and its Affiliates’ former post-transaction sales practices and its and their auto-renewal practices, as described in note 12 of the financial statements contained in Seller Parent’s Form 10-Q for the quarter ended September 30, 2014, and in other subsequent SEC filings filed prior to the date hereof (the “Existing Proceedings”), and any investigations or Legal Proceedings commenced after the Closing by other states’ Attorneys General, the Federal Trade Commission, any other Governmental Body, or any other person or Entity under a private right of action or otherwise, in each case solely to the extent: (a) based on facts substantially similar to the facts that form the basis of the Existing Proceedings; and (b) related to the pre-Closing operation of the Acquired Companies.

3.              In re Trilegiant (3:12-CV-00396 (VLB), filed in the United States District Court, District of Connecticut.